Exhibit 2.11

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

This Second Amendment to Stock Purchase Agreement (“Amendment”) is entered into and effective this 30th day of September 2021, by and among: SANDRA JOHNSON AND MARCO JOHNSON, residents of the State of California (collectively, “Seller”), UNIVERSITY OF ANTELOPE VALLEY, INC., a California corporation (“UAV”), GENIUS GROUP LIMITED, a corporation organized under the laws of the Republic of Singapore (“Purchaser”), and UNIVERSITY OF ANTELOPE VALLEY, LLC, a California limited liability company (“UAV Property Company”).

RECITALS

WHEREAS, Seller, UAV, Purchaser and UAV Property Company (solely with respect to Section 1.2(b) of the Purchase Agreement) entered into that certain Stock Purchase Agreement dated as of March 22, 2021, and the Amendment to Stock Purchase Agreement dated as of July 29, 2021 (collectively, “Stock Purchase Agreement”).

WHEREAS, Seller, UAV, Purchaser and UAV Property Company wish to amend the Stock Purchase Agreement by mutual written consent.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and premises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, agree as follows:

1.            The above Recitals are incorporated as if fully set forth herein.

2.            All capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Stock Purchase Agreement.

3.            The Stock Purchase Agreement is hereby amended by mutual written consent of the undersigned parties pursuant to Section 11.11 of the Purchase Agreement as follows:

a.	Section 1.4(b)(i)(B) is amended by changing the date of “September 30, 2021” to “November 30, 2021”;

b.	Section 4.4(a) is amended by changing the date of “September 30, 2021” to “November 30, 2021”;

c.	Section 7.7 is amended by changing the date of “September 30, 2021” to “November 30, 2021”;

d.	Section 9.1(b) is amended by changing the date of “October 6, 2021” to “December 7, 2021”; and

e.	Section 9.2(b) is amended by changing the date of “September 30, 2021” to “November 30, 2021.”

4.            This Amendment will become effective as of the date first written above (the “Effective Date”). Except as set specifically forth herein, all other terms and conditions of the Stock Purchase Agreement remain in full force and effect. On and after the Effective Date, each reference in the Stock Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Stock Purchase Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Stock Purchase Agreement will mean and be a reference to the Stock Purchase Agreement as amended by this Amendment.

[Remainder of page intentionally left blank.]

The parties hereby have caused this Amendment to be executed and delivered as of the Effective Date.

By:	/s/ Sandra Johnson
Sandra Johnson

By:	/s/ Marco Johnson
Marco Johnson

University of Antelope Valley, Inc.,
a California corporation

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

University of Antelope Valley, LLC
a California limited liability company

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

Genius Group Limited,
a Singapore corporation

By:	/s/ Roger James Hamilton
Name: Roger Hamilton
Title: Founder and Director

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment to Stock Purchase Agreement (“Amendment”) is entered into and effective this 29th day of July 2021, by and among: SANDRA JOHNSON AND MARCO JOHNSON, residents of the State of California (collectively, “Seller”), UNIVERSITY OF ANTELOPE VALLEY, INC., a California corporation (“UAV”), GENIUS GROUP LIMITED, a corporation organized under the laws of the Republic of Singapore (“Purchaser”), and UNIVERSITY OF ANTELOPE VALLEY, LLC, a California limited liability company (“UAV Property Company”).

RECITALS

WHEREAS, Seller, UAV, Purchaser and UAV Property Company (solely with respect to Section 1.2(b) of the Purchase Agreement) entered into that certain Stock Purchase Agreement dated as of March 22, 2021 (“Stock Purchase Agreement”).

WHEREAS, Seller, UAV, Purchaser and UAV Property Company wish to amend the Stock Purchase Agreement by mutual written consent.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and premises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, agree as follows:

1.            The above Recitals are incorporated as if fully set forth herein.

2.            All capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Stock Purchase Agreement.

3.            The Stock Purchase Agreement is hereby amended by mutual written consent of the undersigned parties pursuant to Section 11.11 of the Purchase Agreement as follows:

a.	Section 1.4(b)(i)(B) is amended by changing the date of “July 30, 2021” to “September 30, 2021”;

b.	Section 4.4(a) is amended by changing the date of “July 30, 2021” to “September 30, 2021”;

c.	Section 7.7 is amended by changing the date of “July 30, 2021” to “September 30, 2021”;

d.	Section 9.1(b) is amended by changing the date of “August 2, 2021” to “October 6, 2021”; and

e.	Section 9.2(b) is amended by changing the date of “July 30, 2021” to “September 30, 2021.”

4.            This Amendment will become effective as of the date first written above (the “Effective Date”). Except as set specifically forth herein, all other terms and conditions of the Stock Purchase Agreement remain in full force and effect. On and after the Effective Date, each reference in the Stock Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Stock Purchase Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Stock Purchase Agreement will mean and be a reference to the Stock Purchase Agreement as amended by this Amendment.

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The parties hereby have caused this Amendment to be executed and delivered as of the Effective Date.

By:	/s/ Sandra Johnson
Sandra Johnson

By:	/s/ Marco Johnson
Marco Johnson

University of Antelope Valley, Inc.,
a California corporation

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

University of Antelope Valley, LLC
a California limited liability company

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

Genius Group Limited,
a Singapore corporation

By:	/s/ Roger James Hamilton
Name: Roger Hamilton
Title: Founder and Director

Final Execution Version

STOCK PURCHASE AGREEMENT

by and among:

SANDRA JOHNSON AND MARCO JOHNSON;

UNIVERSITY OF ANTELOPE VALLEY, INC.,

a California corporation;

UNIVERSITY OF ANTELOPE VALLEY, LLC,

a California limited liability company

(solely with respect to Section 1.2(b));

and

GENIUS GROUP LIMITED,

a corporation organized under the laws of the Republic of Singapore

Dated as of March 22, 2021

1.	Description of Transaction		1
	1.1	Stock Purchase	1
	1.2	Consideration	1
	1.3	Closing	2
	1.4	Closing Deliverables and Actions	2
	1.5	Adjusted Transaction Consideration Amount	4
	1.6	Bonus Closing Consideration Adjustment	4
	1.7	Withholding	5

2.	Representations and Warranties of Seller		5
	2.1	Authority and Due Execution	5
	2.2	Non-Contravention and Consents	5
	2.3	Litigation	6
	2.4	Title and Ownership	6
	2.5	Brokers’ and Finders’ Fees	6

3.	Representations and Warranties of UAV		6
	3.1	Organizational Matters	6
	3.2	Capitalization and Related Matters	7
	3.3	Authority and Due Execution	7
	3.4	Non-Contravention and Consents	8
	3.5	Financial Statements	8
	3.6	No Liabilities; Indebtedness	9
	3.7	Taxes	10
	3.8	Title to Property and Assets	12
	3.9	Bank Accounts	13
	3.10	Books and Records	13
	3.11	Absence of Changes	13
	3.12	Contracts and Commitments	16
	3.13	Education Approvals and Compliance	17
	3.14	Government Contracts	21
	3.15	Intellectual Property	21
	3.16	Privacy and Data Security	22
	3.17	IT Systems	24
	3.18	Brokers’ and Finders’ Fees	24
	3.19	Insurance	25
	3.20	Employment Matters	25
	3.21	Employee Benefit Plans	27
	3.22	Compliance with Legal Requirements; Permits	29
	3.23	Environmental and Safety Matters	29
	3.24	Litigation	30
	3.25	Transactions with Related Parties	30
	3.26	Material Suppliers	30
	3.27	Managers; Officers; Powers of Attorney	31
	3.28	No Other Representations	31

4.	Representations and Warranties of Purchaser		31
	4.1	Standing	31
	4.2	Authority and Due Execution	31

	4.3	Non-Contravention and Consents	32
	4.4	IPO and Financing	32
	4.5	Education Regulatory Matters	32
	4.6	Valid Issuance; Certificate of Designations	33
	4.7	Non-Reliance	33
	4.8	Litigation	33
	4.9	Brokers’ and Finders’ Fees	33
	4.10	Independent Investigation	33

5.	Certain Covenants of Seller and UAV		34
	5.1	Access; Information	34
	5.2	Operation of the Business of UAV	34
	5.3	Notification	36
	5.4	No Negotiation	36
	5.5	Confidentiality	37
	5.6	Public Announcements	37
	5.7	Education Matters	37

6.	Certain Covenants of the Parties		38
	6.1	Cooperation; Consents and Filings	38
	6.2	Commercially Reasonable Efforts	39
	6.3	Tax Matters	39
	6.4	Management Advisory Services	42

7.	Conditions Precedent to Obligations of Purchaser		42
	7.1	Accuracy of Representations	42
	7.2	Performance of Covenants	42
	7.3	Governmental and Other Consents; Expiration of Notice Periods	43
	7.4	No Material Adverse Effect	44
	7.5	Certificate	44
	7.6	Agreements and Documents	44
	7.7	IPO and Equity Investment	44
	7.8	Due Diligence	44
	7.9	Escrow of PPP Funds	44

8.	Conditions Precedent to Obligation of Seller		44
	8.1	Accuracy of Representations	44
	8.2	Performance of Covenants	44
	8.3	Seller Pre-Closing Education Notices and Consents	44
	8.4	Certificate	45
	8.5	No Restraints	45
	8.6	Agreements and Documents	45

9.	Termination		45
	9.1	Termination Events	45
	9.2	Termination Procedures	46
	9.3	Effect of Termination	46

10.	Indemnification		47
	10.1	Survival	47

	10.2	Indemnification	48
	10.3	Limitations	48
	10.4	No Contribution	49
	10.5	Notice of Claim	49
	10.6	Defense of Third Party Claims	50
	10.7	Direct Claim Procedure	51
	10.8	Dispute Resolution	51
	10.9	Exercise of Remedies	51
	10.10	Tax Matters	51

11.	Miscellaneous Provisions		52
	11.1	Further Assurances	52
	11.2	Fees and Expenses	52
	11.3	Attorneys’ Fees	52
	11.4	Notices	52
	11.5	Headings	53
	11.6	Counterparts and Exchanges by Electronic Transmission or Facsimile	53
	11.7	Governing Law	53
	11.8	Successors and Assigns	53
	11.9	Waiver	54
	11.10	Waiver of Jury Trial	54
	11.11	Amendments	54
	11.12	Severability	54
	11.13	Parties in Interest	54
	11.14	Entire Agreement	54
	11.15	Disclosure Schedule	54
	11.16	Construction	55

Exhibits

EXHIBIT A	Certain Definitions

EXHIBIT B	Right of First Refusal/Option

EXHIBIT C	Escrow Agreement

EXHIBIT D	Stock Assignment Certificate

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into as of March 22, 2021, by and among: SANDRA JOHNSON AND MARCO JOHNSON, residents of the State of California (collectively, “Seller”), UNIVERSITY OF ANTELOPE VALLEY, INC., a California corporation (“UAV”), GENIUS GROUP LIMITED, a corporation organized under the laws of the Republic of Singapore (“Purchaser”), and, solely with regard to Section 1.2(b), UNIVERSITY OF ANTELOPE VALLEY, LLC, a California limited liability company (“UAV Property Company”).

RECITALS

A.            Seller owns all the issued and outstanding shares of stock of UAV (the “Stock”).

B.            Purchaser desires to acquire the Stock from Seller, and Seller desires to sell to Purchaser, all of the Stock (the sale and purchase of the Stock pursuant to the terms of this Agreement, the “Stock Purchase”).

C.            Purchaser desires to acquire from UAV Property Company, and UAV Property Company desires to grant to Purchaser, a right of first refusal and option to purchase the Leased Real Property attached hereto as Exhibit B (“ROFR/Option”).

D.            Purchaser desires to obtain advisory services from Sellers and Dr. Barry Ryan pursuant to the terms set forth in this Agreement.

E.            As an inducement for Purchaser to enter into this Agreement and consummate the Stock Purchase and the other Contemplated Transactions, prior to the execution and delivery of this Agreement, Purchaser has made a cash deposit in the amount of Five Hundred Thousand Dollars and 00/100 ($500,000.00) (together with any interest earned thereon, the “Escrow Deposit”) with the Escrow Agent pursuant to the Escrow Agreement attached here to as Exhibit C.

AGREEMENT

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and premises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1            Stock Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Stock owned by Seller, free and clear of all Liens.

1.2            Consideration.

(a)            Consideration for Stock. Subject to Sections 1.5, 1.6, and 10, the aggregate consideration payable by Purchaser to Seller for all of the Stock owned by Seller shall be the Closing Consideration.

(b)            Consideration for Right of First Refusal and Option. The total consideration payable by Purchaser to UAV Property Company for the ROFR/Option shall be one thousand dollars ($1,000.00).

1.3            Closing. Subject to the satisfaction or due waiver of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the consummation of the Stock Purchase (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 10:00 a.m. within the first ten (10) Business Days following the IPO Date, or at such other place, time and/or date as Purchaser and Seller may agree. The date on which the Closing takes place is the “Closing Date”. The Closing will be deemed to have occurred at 12:00 a.m. on the Closing Date.

1.4            Closing Deliverables and Actions.

(a)            Deliverables of, and Actions by, Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)            the Closing Consideration Spreadsheet;

(ii)           the stock certificate(s) representing all of the issued and outstanding Stock, duly endorsed, accompanied by a duly executed stock assignment certificate in the form attached hereto as Exhibit D;

(iii)          a duly executed IRS Form W-9;

(iv)           a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from the Secretary of State of California as to the good standing of UAV in the State of California, and each and any other jurisdiction in which UAV is required to be qualified to do business;

(v)            a certificate of the secretary (or other similar officer) of UAV, dated as of the Closing Date, certifying as true, complete and accurate as of the Closing, and attaching UAV’s:

(A)            articles of incorporation and any amendments thereto;

(B)            bylaws and any other corporate governance documents; and

(C)            requisite resolutions or actions of the board of trustees, or similar governing body, approving the execution and delivery of the Transaction Documents and the consummation of the Stock Purchase and the other Contemplated Transactions;

(vi)           a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from the Secretary of State of California as to the good standing of UAV Property Company in the State of California, and each and any other jurisdiction in which UAV Property Company is required to be qualified to do business;

(vii)          a copy of an executed payoff letter from each creditor with respect to the Indebtedness identified on Schedule 1.4(a)(vii), and other Indebtedness for money borrowed that will be outstanding as of 11:59 p.m. (Pacific Time) on the day immediately preceding the Closing Date stating the aggregate amount required to be paid to such creditor on the Closing Date in order to fully discharge all obligations with respect to such Indebtedness, and provide wire transfer information for such payment (each such payoff letter, a “Payoff Letter”);

(viii)        the ROFR/Option, duly executed by UAV Property Company; and

(ix)           a signed letter of direction from Seller to the Escrow Agent authorizing the release of the Escrow Deposit to the Seller.

(b)            Purchaser Deliverables and Actions.

(i)            At the Closing, Purchaser shall pay, or cause to be paid:

(A)            to Seller, an amount in cash equal to (1) the Adjusted Transaction Consideration Amount, minus (2) the Escrow Deposit released to the Seller, by wire transfer of immediately available funds to Seller’s account set forth in the Closing Consideration Spreadsheet;

(B)            to Seller, duly executed stock certificate(s) representing the Closing Stock Consideration; provided, however, that if Purchaser has not completed the IPO by July 30, 2021, and the parties agree to waive the IPO condition in Section 7.7 during the Negotiation Period, then the Adjusted Transaction Consideration Amount in Section 1.4(b)(i)(A) shall be increased by $6,000,000.00 in cash, and no Closing Stock Consideration shall be owed to Seller;

(C)            to the payees thereof, on behalf of UAV, any amounts that would constitute Unpaid UAV Transaction Expenses if not paid prior to the Closing by wire transfer of immediately available funds (or as otherwise agreed by Seller and third party payees) to the accounts set forth in the Closing Consideration Spreadsheet;

(D)            to each creditor with respect to the Indebtedness described in Section 1.4(a)(ix), the amount described in such creditor’s Payoff Letter by wire transfer of immediately available funds to the accounts set forth in the Closing Consideration Spreadsheet; and

(E)             to UAV Property Company, an amount in cash equal to $1,000 for the ROFR/Option.

(ii)            At the Closing, Purchaser shall deliver or cause to be delivered to Seller or UAV Property Company, as applicable:

(A)            the ROFR/Option, duly executed by Purchaser;

(B)            unless Purchaser has paid the Closing Stock Consideration in cash in accordance with Section 1.4(b)(i)(B), a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from Singapore as to the good standing of Purchaser; and

(C)            a certificate of the Secretary (or other similar officer) of Purchaser, dated as of the Closing Date, certifying and attaching:

(a)            articles of incorporation and any amendments thereto;

(b)            bylaws and any other corporate governance documents; and

(c)            requisite resolutions or actions of the board of trustees, or similar governing body, approving the execution and delivery of the Transaction Documents and the consummation of the Stock Purchase and the other Contemplated Transactions; and

(D)            a signed letter of direction from Purchaser to the Escrow Agent authorizing the release of the Escrow Deposit to the Seller.

1.5            Adjusted Transaction Consideration Amount. No less than three (3) and no more than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser:

(a)            the Closing Consideration Spreadsheet, as it may be modified following input from Purchaser or Representatives of Purchaser, or updated by Seller, no later than one Business Day prior to the Closing Date, containing the following information (“Closing Consideration Spreadsheet”):

(i)            the aggregate amount of all Unpaid UAV Transaction Expenses, together with a breakdown thereof,

(ii)           the Closing Cash Amount,

(iii)          the Closing Debt Amount, together with a breakdown of the creditor or creditors to which UAV Indebtedness reflected in the Closing Debt Amount is owed,

(iv)           the Adjusted Transaction Consideration Amount,

(v)            the Closing Cash Consideration,

(vi)           the Closing Stock Consideration (if any),

(vii)          whether any Taxes are to be withheld in accordance with Section 1.8 of the Agreement from the consideration that Seller is entitled to receive pursuant to Section 1.4(b)(i)(A) of the Agreement; and

(viii)        a funds flow spreadsheet showing: (i) the amount to be paid by or on behalf of Purchaser to (A) Seller pursuant to Section 1.4(b)(i)(A) of the Agreement, and (B) to any Person pursuant to Section 1.4(b)(1)(C) and (D); and (ii) wire transfer instructions for each payment to be made by or on behalf of Purchaser reflected therein.

1.6            Bonus Closing Consideration Adjustment.

(a)            Calculation of Bonus Closing Consideration. Within seven (7) days after filing its 2021 Tax Return, UAV shall deliver a copy of the same to Seller. If the amount of UAV’s 2021 Total Revenue is an increase over the amount of UAV’s 2020 Target Revenue, then Purchaser shall pay, or cause to be paid, to Seller additional shares of Purchaser (“Bonus Closing Stock Consideration”) in an amount equal to: (a) 2021 Total Revenue, minus 2020 Target Revenue, (b) divided by 2020 Target Revenue, (c) multiplied by $30,000,000 (collectively, the “Bonus Amount”). Notwithstanding the foregoing, the Bonus Amount shall never exceed $6,000,000.00. Any Bonus Closing Stock Consideration shall be considered an adjustment to the Closing Consideration.

(b)            Payment of Bonus Closing Consideration. Within ninety (90) days after the filing of the UAV’s 2021 Tax Return, Purchaser shall issue a duly executed stock certificate(s) representing the Bonus Amount based on the value of Purchaser’s shares on the NYSE on the date of issuance; provided, however, that if Purchaser’s shares are not listed on the NYSE at the time the Bonus Amount is due to Purchaser, then, Purchaser shall pay to Seller an amount in cash equal to the Bonus Amount.

1.7            Withholding. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such Taxes as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Legal Requirements. Other than from any amounts which are treated as compensation or deductions or withholdings made pursuant to Section 1445 of the Code if Seller does not provide an IRS Form W-9, the Purchaser shall be required to notify Seller within five days prior to the Closing Date of any obligation it or any other withholding agent has to withhold taxes under this Agreement and the Purchaser shall cooperate with the Seller to reduce any such withholding tax obligations. To the extent such amounts are so deducted or withheld and properly remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, to and for the benefit of Purchaser and the other Purchaser Indemnitees, as follows, as of the date hereof and as of the Closing Date:

2.1            Authority and Due Execution.

(a)            Authority. Seller has all requisite power, authority and capacity to enter into this Agreement and each Transaction Document to which Seller is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the Contemplated Transactions by Seller, have been duly authorized by all necessary action, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document or the consummation of any of the Contemplated Transactions.

(b)            Due Execution and Enforceability. This Agreement has been, and, upon execution and delivery by Seller, each other Transaction Document to which Seller is a party will be, duly executed and delivered by Seller and constitute, or upon execution and delivery by Seller will constitute (in each case, assuming the due execution and delivery of each other party hereto or thereto), the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the Enforceability Exception.

2.2            Non-Contravention and Consents.

(a)            Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents by Seller does not, and the consummation of the Stock Purchase and the other Contemplated Transactions by Seller and the performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller will not: (i) materially conflict with or violate any Legal Requirement to which Seller is then subject; or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) by Seller under, or impair the rights of Seller or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, on any of the assets of Seller (including the Stock owned by Seller and membership interest owned in UAV Property Company) pursuant to, any material Contract to which Seller is then a party or by which it is then bound.

(b)            Contractual Consents. Other than set forth on Section 2.2(b) of the Disclosure Schedule, no Consent under any Contract to which Seller is a party or by which it is bound is required to be obtained by Seller, and Seller is not and will not be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Seller or the consummation of the Stock Purchase or any of the other Contemplated Transactions by Seller.

(c)            Governmental Consents. Other than set forth on Section 2.2(c) of the Disclosure Schedule, no Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Seller in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Seller, or the consummation of the Stock Purchase or any of the other Contemplated Transactions by Seller.

2.3            Litigation. There is no Legal Proceeding pending, or, to the Knowledge of Seller, that has been threatened against Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with or enforcement of any of the obligations of Seller under this Agreement.

2.4            Title and Ownership. Seller: (a) is the legal and beneficial owner of the Stock; (b) has good, valid and marketable title to such Stock, and will convey to Purchaser at the Closing such title to such Stock, free and clear of all Liens (other than Liens imposed under applicable securities laws or governing documents); (c) is not a party to or bound by any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Stock; and (d) is not a party to any voting trust, proxy, power of attorney or other agreement or understanding with respect to the voting of any Stock.

2.5            Brokers’ and Finders’ Fees. Other than set forth on Section 3.18 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Transaction Document or any of the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

3.	REPRESENTATIONS AND WARRANTIES OF UAV

Except as specifically set forth in the corresponding section of the Disclosure Schedule prepared by Seller and UAV in accordance with Section 11.15 and delivered to Purchaser at the time of the execution and delivery of this Agreement, UAV represents and warrants, to and for the benefit of Purchaser and the other Purchaser Indemnitees, as follows, as of the date hereof and as of the Closing Date:

3.1            Organizational Matters.

(a)            Organization, Standing and Power to Conduct Business. UAV: (i) is duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified, licensed and admitted to do business, and is in good standing (or equivalent status), in each jurisdiction in which such qualification, license or admission is necessary, except in such jurisdictions where the failure to be so qualified, licensed or admitted to do business (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Organizational Documents. UAV has made available to Purchaser accurate and complete copies of its Organizational Documents, as amended to date and in effect as of the date of this Agreement.

(c)            Subsidiaries.  Section 3.1(c) of the Disclosure Schedule sets forth an accurate and complete list of each Entity in which UAV owns, holds or has any right to acquire any capital stock or other equity, voting or ownership interest and the jurisdiction of organization of such Entity.

(d)            Jurisdictions. Section 3.1(d) of the Disclosure Schedule accurately sets forth each jurisdiction where UAV is qualified, licensed or admitted to do business.

(e)            Predecessors. Except for the equity interests identified on Section 3.1(e) of the Disclosure Schedule, UAV: (i) has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity, voting or ownership interest in any Entity; or (ii) is not obligated to make any future investment in, or capital contribution to, any Entity.

3.2            Capitalization and Related Matters.

(a)            Stock. The Stock constitutes all of the outstanding and issued shares in UAV. No Person other than Seller directly owns any securities of UAV or any right to acquire any securities of UAV. At the Closing, Seller will have good, valid and marketable title to all issued and outstanding Stock, free and clear of all Liens.

(b)            No Other Securities. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Stock or other interests in UAV or obligating UAV to issue or sell any Stock or other interests in UAV. UAV is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Stock or other interests in UAV or any options, warrants or other rights to acquire any Stock or other interests in UAV. There are no contractual preemptive rights, rights of first refusal or similar restrictions with respect to any Stock or other interests in UAV. There are no outstanding or authorized appreciation rights, phantom interests, profit participation rights, deferred compensation rights, stock or equity-based compensation, performance or similar rights with respect to any Stock or other interests in UAV. There are no agreements among any of the Seller with respect to the voting or transfer of any Stock, in each case to which UAV is a party.

3.3            Authority and Due Execution.

(a)            Authority. UAV has all requisite power and authority to enter into this Agreement and UAV any other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by UAV of each Transaction Document to which it is a party, and the consummation of the Contemplated Transactions by UAV, have been (or will be at or prior to the Closing) duly authorized by all necessary actions on its part, and no other proceedings by UAV are necessary to authorize the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which UAV is a party or to consummate any of the Contemplated Transactions.

(b)            Due Execution. This Agreement has been, and, upon execution and delivery by UAV, each other Transaction Document to which UAV is a party will be, duly executed and delivered by UAV and constitute, or upon execution and delivery will constitute (in each case, assuming the due execution and delivery of each other party hereto or thereto), the legal, valid and binding obligation of UAV enforceable against UAV in accordance with its terms, subject only to the Enforceability Exception.

3.4            Non-Contravention and Consents.

(a)            Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which UAV is a party do not, and the consummation of the Stock Purchase and the other Contemplated Transactions and the performance of this Agreement and each other Transaction Document to which UAV is a party will not: (i) materially conflict with or violate any of the Organizational Documents of UAV; (ii) materially conflict with or violate any applicable Legal Requirement to which UAV or any of the assets owned or used by UAV is subject; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the rights of UAV or materially alter the rights or obligations of any Person under, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien, other than Permitted Liens, on any of the assets of UAV pursuant to, any Material Contract; or (iv) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by UAV or that otherwise relates to UAV’s business or to any of the assets owned or used by UAV.

(b)            Contractual Consents. Except as set forth in Section 3.4(b) of the Disclosure Schedule, no Consent under any Material Contract is required to be obtained from, and UAV is not or will not be required under a Material Contract to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the Stock Purchase or any of the other Contemplated Transactions.

(c)            Governmental Consents. Except as set forth in Section 3.4(c), no Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Seller in connection with the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of the Stock Purchase or any of the other Contemplated Transactions.

3.5            Financial Statements.

(a)            Financial Statements. Attached as an annex to Section 3.5(a) of the Disclosure Schedule are the audited financial statements (consisting of balance sheets, statements of income, statements of changes in members’ equity and statements of cash flows, including the footnotes thereto, for the relevant 12-month periods) of UAV, on a consolidated basis, as of December 31, 2017, December 31, 2018, and December 31, 2019 (collectively, the “Financial Statements”, and the unaudited financial statements as of November 30, 2020, the “Latest Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with UAV’s historic past practice, subject, in the case of the Latest Financial Statements, to normal recurring year-end adjustments and the absence of footnotes. The Financial Statements fairly present in all material respects the financial position, results of operations, changes in members’ equity and cash flows of UAV as of the dates, and for the periods, indicated therein. UAV maintains a standard system of accounting established and administered in accordance with GAAP including complete books and records in written or electronic form. Except as set forth in Section 3.5(a) of the Disclosure Schedule, since January 1, 2018, UAV has not changed its methods of accounting, accounting principles, accounting practices, collection practices or credit policy in any material respect except as required by GAAP.

(b)            Internal Controls. UAV maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (applied consistently with the Financial Statements) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) submissions to Governmental Entities, Education Agencies and in connection with Title IV Programs are accurate and complete in all material respects. There is not, and there has not been, any fraud, whether or not material, that involves or involved any member of management or any other employee who has or had a significant role in UAV’s internal control over financial or regulatory reporting.

(c)            Accounts Receivable. All of the accounts receivable of UAV arose in the ordinary course of business, are carried on the records of UAV at values determined in accordance with GAAP (applied consistently with the Financial Statements) and are bona fide receivables incurred in the ordinary course. No Person has any Lien (other than a Permitted Lien) on any of such accounts receivable, and, to the Knowledge of UAV, no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Latest Financial Statements (the “Most Recent Balance Sheet”).

(d)            Insider Receivables. Section 3.5(d) of the Disclosure Schedule provides an accurate and complete list of all Insider Receivables as of the date of this Agreement. There will be no outstanding Insider Receivables as of the Closing.

3.6            No Liabilities; Indebtedness.

(a)            Absence of Liabilities. UAV has no material Liability of any nature, other than: (i) liabilities identified as such in the “liabilities” column of the Most Recent Balance Sheet; (ii) liabilities incurred subsequent to the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practices of UAV; (iii) obligations that (A) exist under Contracts, (B) are expressly set forth in and identifiable by reference to the text of such Contracts and (C) are not required to be identified as liabilities in a balance sheet prepared in accordance with GAAP; (iv) liabilities under this Agreement or any other Transaction Document; and (v) any liabilities described in Section 3.6(a) of the Disclosure Schedule.

(b)            Indebtedness. Section 3.6(b) of the Disclosure Schedule sets forth an accurate and complete list of all Indebtedness as of the date of this Agreement, identifying the name of the creditor or creditors to which such Indebtedness is owed, the type of instrument under which such Indebtedness is evidenced or the agreement under which such Indebtedness was incurred and the aggregate principal amount of such Indebtedness as of the close of business on the date of this Agreement. Except as set forth on Section 3.6(b) of the Disclosure Schedule, UAV has not incurred any Indebtedness under the Paycheck Protection Program administered by the U.S. Small Business Administration. UAV is not in default in any material respect with respect to any Indebtedness and no payment with respect to any Indebtedness is past due. UAV has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Indebtedness. Neither the consummation of any of the Contemplated Transactions nor the execution, delivery or performance of any Transaction Document will, or would reasonably be expected to, cause or result in a default, breach or acceleration, automatic or otherwise, of any condition, covenant or other term of any Indebtedness. UAV has not guaranteed or otherwise become liable for any Indebtedness or other obligation of any other Person.

(c)            Director and Officer Indemnification; Claims by Securityholders. No event has occurred, and, to the Knowledge of UAV, no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any expense to, any Associate (other than a claim for reimbursement from UAV for immaterial travel expenses incurred by such Associate in the course of performing such Associate’s duties for UAV) pursuant to: (i) any term of any of the Organizational Documents of UAV; (ii) any indemnification agreement or other Contract between UAV and any such Associate; or (iii) any applicable Legal Requirement. No event has occurred, and, to the Knowledge of UAV, no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, UAV incurring any Liability to, or any basis for any claim against UAV by, any current, former or alleged holder of Stock, profits interests or other securities of UAV.

3.7            Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to UAV have been duly and timely filed with the appropriate Taxing Authority and each such Tax Return is true, correct and complete in all material respects. All Taxes owed by UAV shown as due and payable on a Tax Return have been timely paid in full. There are no Liens (other than Liens for Taxes not yet due and payable) on any assets of UAV that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)            No assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of UAV, threatened in writing with respect to any Tax Return of UAV, other than those disclosed in Section 3.7(b) of the Disclosure Schedule. No Tax audit or administrative or judicial proceeding is being conducted, is pending or, to the Knowledge of UAV, has been threatened in writing with respect to UAV, other than those disclosed in Section 3.7(b) of the Disclosure Schedule. In the past three (3) years, no written claim has ever been made by any Taxing Authority in a jurisdiction where UAV does not file Tax Returns that UAV is or may be required to file Tax Returns in that jurisdiction.

(c)            No extension of time with respect to the due date for the filing of any Tax Return of UAV (other than any extension in the ordinary course of business of no more than six months), and no waiver or agreement for any extension of time for the assessment or payment of any Tax of UAV, is in force and will remain in effect after the Closing Date.

(d)            UAV has withheld and paid over to the appropriate Taxing Authority all Taxes that it is required to withhold from amounts paid or owing to any Associate, creditor or other third party, and has complied in all material respects with all applicable Legal Requirements relating to the payment, collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of Associates or other amounts paid or owing to any creditor or other third party).

(e)            UAV is not a party to, bound by, or has any obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement that (i) will terminate on or before the Closing Date or (ii) was entered into in the ordinary course of business and is not primarily related to the allocation or sharing of Taxes).

(f)             UAV will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a Tax period ending on or before the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Legal Requirements); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) adjustments pursuant to Code Section 263A (or any comparable provision under state, local, or foreign Legal Requirements) made on or prior to the Closing Date; or (vi) election under Code Section 108(i) made on or prior to the Closing Date.

(g)            UAV has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Legal Requirements), or as a transferee or successor, or by Contract, or assumption. UAV is not, or never has been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state or non-U.S. income Tax purposes.

(h)            UAV has never participated, within the meaning of Treasury Regulations Section 1.6011-4(c) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011- 4(b)(2).

(i)             UAV is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment or fixed place of business in such jurisdiction. UAV is not a party to any Tax exemption, Tax holiday or other Tax reduction agreement or Order of a Taxing Authority.

(j)             UAV has not deferred payment of employment Taxes pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, Public Law no. 116-136 (March 27, 2020).

(k)            UAV is in compliance in all material respects with all applicable transfer pricing laws and Legal Requirements, including the execution and maintenance of contemporaneous documentation and transfer pricing reports and studies substantiating the transfer pricing practice and methodology.

(l)             Except in connection with the Contemplated Transactions, UAV has not incurred any Liability for Taxes outside the ordinary course of business.

(m)           No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by UAV that will remain in effect after the Closing Date. UAV has not made a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to Taxes. There are no closing agreements with respect to Taxes, Tax rulings or written requests for Tax rulings currently outstanding or in effect with respect to UAV.

Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties set forth in this Section 3.7 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to UAV, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of UAV, and (ii) no representation or warranty in this Section 3.7 shall be deemed to be made with respect to a Post-Closing Tax Period.

3.8            Title to Property and Assets.

(a)            Personal Property. UAV has good, valid and marketable title to, or valid leasehold interests in, its Personal Property. The Personal Property constitutes all personal property necessary to conduct the businesses of UAV as it is currently conducted. None of the Personal Property is owned by any other Person without a valid and enforceable right of UAV to use and possess such Personal Property, which right will remain valid and enforceable immediately following the Closing. None of the Personal Property is subject to any Lien, other than Permitted Liens. All Personal Property: (i) is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the conduct of UAV’s businesses as it is currently conducted; and (ii) is available for immediate use in the business and operation of UAV. Section 3.8(a) of the Disclosure Schedule identifies all assets that are material to any business of UAV and that are being leased to UAV.

(b)            Real Property.

(i)            UAV does not own, or has never during the last 4 years owned, any real property. Section 3.8(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of instruments and agreements of any kind to which UAV is a party and which grants UAV the right to use or occupy any real property as a permittee, lessee, licensee or pursuant to a similar tenancy arrangement for the operation of its business (the “Leased Real Property”). UAV has made available to Purchaser copies of all documents relating to tenant’s rights and obligations pertaining to such Leased Real Property (collectively, the “Leases”, and each a “Lease”), in effect as of the date of this Agreement.

(ii)           The Leased Real Property is: (A) to the Knowledge of UAV, in good and safe operating condition and repair (ordinary wear and tear excepted), and free from material structural, physical and mechanical defects; and (B) available for use in and sufficient for the purposes and current demands of the business and operation of UAV as currently conducted. With respect to each Lease, UAV enjoys peaceful, exclusive and undisturbed use and possession of the demised premises thereunder free and clear of all Liens except Permitted Liens. Each Lease is valid and binding on UAV and enforceable in accordance with its terms, subject to the Enforceability Exception. UAV has not subleased or otherwise granted to any Person the right to use or occupy any Leased Real Property, except as set forth on Section 3.8(b)(ii) of the Disclosure Schedule. Neither Seller nor UAV has received or given any written notice of any material default that is outstanding and has not been remedied and, to the Knowledge of UAV, no event has occurred or circumstance exists that with notice or lapse of time, or both, would constitute a default by any of Seller or UAV under any Lease, and, to the Knowledge of UAV, no other party is in default thereunder.

(iii)         Except as set forth in Section 3.8(b)(iii) of the Disclosure Schedule, to the Knowledge of UAV, there is no pending or, to the Knowledge of UAV, threatened: (A) condemnation, rezoning, or eminent domain proceeding against the Leased Real Property by any Governmental Entity; (B) special assessment against the Leased Real Property; or (C) action against the Leased Real Property or UAV for breach of any restrictive covenant affecting the Leased Real Property or any Leases.

(iv)          Except as otherwise set forth on Section 3.8(b)(iv) of the Disclosure Schedule, there are no purchase contracts, leases, subleases, licenses, concessions, rights of first refusal, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, to which UAV is a party whereby any Person or entity has acquired or has any basis to assert any right, title or interest in, or right to ownership, possession, use, occupancy, enjoyment or proceeds of all or any portion of the Leased Real Property or Leases. UAV has no interest in, or any right or obligation to acquire any interest in, any real property other than the Leased Real Property and Leases.

(v)            All material improvements required by the terms of one or more Leases to be made by a landlord or UAV have been completed and UAV is satisfied with such improvements. There are no concessions, allowances, credits, rebates or refunds which UAV is entitled to receive under one or more Leases that has not been paid. Except as set forth on Section 3.8(b)(v) of the Disclosure Schedule, no Person guaranties any obligations of UAV under any Lease. Except as set forth on Section 3.8(b)(v) of the Disclosure Schedule, no security deposit, letter of credit, or other security is required under any Lease which has not already been paid or otherwise provided. Except as set forth on Section 3.8(b)(v) of the Disclosure Schedule, UAV has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property. To the Knowledge of UAV, none of the Leased Real Property or improvements thereon, or the condition or use by UAV thereof, are in material violation of any building, zoning, fire safety, seismic, design, conservation, parking, architectural barriers to the handicapped, occupational safety and health or other Legal Requirement, or any restrictive covenant, including the Americans with Disabilities Act of 1990, and UAV has not received written notice of any violation that remains uncured.

3.9            Bank Accounts. Section 3.9 of the Disclosure Schedule provides the following information with respect to each account or safe deposit box maintained by or for the benefit of UAV at any bank or other financial institution as of the date of this Agreement: (a) the name of the bank or other financial institution at which such account or safe deposit box is maintained; (b) as to each such bank account: (i) the account number; (ii) the type of account; and (iii) the names of all Persons who are authorized to sign checks or other documents with respect to such account and the authorized powers of each such Person; and (c) with respect to each such safe deposit box: (i) the number thereof; and (ii) the names of all Persons having access thereto.

3.10          Books and Records. The books of account and other records of UAV are accurate and complete in all material respects. At the Closing, all of such records will be in the possession of UAV.

3.11          Absence of Changes.

(a)            During the period from October 1, 2020 through the date of this Agreement, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect. Since October 1, 2020 through the date of this Agreement, except as set forth in Section 3.11(a) of the Disclosure Schedule, or in connection with the negotiation, execution and delivery of this Agreement, UAV has conducted its business only in the ordinary course and consistent with past practices, and UAV has: (i) used commercially reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of its then current officers, employees and independent contractors, (C) preserve its relationships with customers, suppliers, landlords, creditors and others having business dealings with it, and (D) maintain its assets in their current condition, except for ordinary wear and tear, except, in the cause of clauses (B), (C) and (D) where such failure would not reasonably be expected to have a Material Adverse Effect; (ii) repaired, maintained or replaced its equipment in accordance with the normal standards of maintenance applicable in the industry in which it operates; (iii) paid all Indebtedness and other accounts payable as they became due; and (iv) prepared and filed, or caused to be prepared and filed, any Tax Returns that were required to be filed and paid all Taxes due with respect to such Tax Returns within the time and in the manner required by applicable Legal Requirements.

(b)            Since December 1, 2020 through the date of this Agreement, UAV has not, except as set forth in Section 3.11(b) of the Disclosure Schedule or in connection with the execution, delivery and negotiation of this Agreement:

(i)            (A) entered into any Contract outside the ordinary course of business consistent with past practice, (B) amended or terminated (other than by expiration) any Material Contract, (C) waived any material right or remedy under any Material Contract or (D) received any written notice that any other Person has or intends to take any action described in clause “(B)” or “(C)” above;

(ii)           transferred or granted any license or sublicense of any rights under or with respect to any of its IP, other than in the ordinary course of business consistent with past practice;

(iii)          made any written or, to the Knowledge of UAV, oral representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provisions of such Employee Benefit Plan;

(iv)          (A) acquired (including by merger, consolidation or the acquisition of any equity interest or assets) or sold (including by merger, consolidation or the sale of an equity interest or assets), leased or disposed of any business or assets outside of the ordinary course of business consistent with past practice, (B) licensed any asset to any other Person, except for fair consideration in the ordinary course of business and consistent with past practices, (C) formed any subsidiary or acquired any equity interest or other interest in any other Entity, or (D) entered into any joint venture, strategic partnership or alliance;

(v)            amended or permitted the adoption of any amendment to any of its Organizational Documents, or effected or became a party to any Acquisition Transaction (other than the Stock Purchase), recapitalization, reclassification of equity interests or similar transaction;

(vi)          (A) incurred any Indebtedness outside the ordinary course of business consistent with past practice, (B) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets, or (C) made any loan, advance or capital contribution to, or investment in, any other Person;

(vii)         (A) changed any of its methods of accounting or accounting practices in any material respect, (B) changed any of its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable, (C) to the Knowledge of UAV, offered to discount the amount of any account receivable other than in the ordinary course of business, (D) extended any incentive (whether to an account debtor, an account creditor or any employee or third party responsible for the collection of receivables or the payment of payables) with respect to any account receivable or account payable or the payment or collection thereof, or (E) taken or omitted to take any other action outside of the ordinary course with the intent or effect of accelerating the collection of receivables or delaying the payment of payables;

(viii)       (A) declared or made any dividend with respect to any of its Stock, (B) set aside any asset for any dividend, distribution or otherwise, or (C) purchased, redeemed or acquired any Stock or any other security of UAV;

(ix)          sold, issued, granted or authorized the issuance or grant of (A) any Stock or security of UAV; (B) any option, warrant or right to acquire any Stock (or cash based on the value of Stock) or security of UAV; or (C) any instrument convertible into or exchangeable for any Stock (or cash based on the value of Stock) or security of UAV;

(x)           amended or waived any of its rights under, or permitted the acceleration of the payment, funding or vesting under any other Contract, Employee Benefit Plan or arrangement relating to compensation, benefits or the provision of services to or for the benefit of UAV;

(xi)          (A) entered into any collective bargaining agreement, works council agreement or other Contract with any employee representative body, (B) established, adopted, amended or terminated any Employee Benefit Plan, (C) paid, or made any new commitment to pay, any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices, (D) increased, or made any commitment to increase, the amount of the wages, salary, commissions, fringe benefits, employee benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any Associate other than changes made in the ordinary course of business and consistent with past practices, (E) funded, or made any commitment to fund, any compensation obligation (whether by grantor trust or otherwise), or (F) granted any new right to severance or termination benefits, retention benefits, or change-in-control benefits or increased any existing right to severance or termination pay, retention benefits, or change-in-control benefits to any Associate;

(xii)         (A) canceled, compromised, waived or released any right or claim, other than immaterial rights or claims in the ordinary course of business, or (B) suffered any material damage, destruction or loss (whether or not covered by insurance) to any material asset of UAV;

(xiii)        incurred or committed to incur any capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the ordinary course of business consistent with past practice;

(xiv)        except as required by applicable Legal Requirements or to the extent such action will not have an adverse effect on UAV after the Closing Date, (A) made, changed or rescinded any election relating to Taxes, (B) settled or compromised any claim, controversy or Legal Proceeding relating to Taxes, (C) made any change to (or made a request to any Taxing Authority to change) any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amended, refiled or otherwise revised any previously filed Tax Return, (E) prepared any Tax Return in a manner inconsistent with past practices; (F) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, (G) entered into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, (H) granted any power of attorney relating to Tax matters, or (I) requested a ruling with respect to Taxes;

(xv)          commenced or settled any Legal Proceeding;

(xvi)         performed any acts with respect to Patent applications or taken any actions involving the United States Patent and Trademark Office; or

(xvii)       authorized or approved or agreed, committed or offered (orally or in writing) to take any of the actions described in clauses “(i)” through “(xvi)” of this Section 3.11(b).

3.12      Contracts and Commitments.

(a)           Section 3.12(a) of the Disclosure Schedule lists all of the following Contracts:

(i)            collective bargaining agreements and any other Contracts with any labor unions or employee representative body;

(ii)          Contracts for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting or other basis that either: (A) provide severance obligations upon termination; (B) provide for the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the consummation of any of the Contemplated Transactions; or (C) cannot be terminated without cause or reason upon 30 days’ or less notice and without any reasonable expectation of liability for UAV in connection therewith;

(iii)         agreements, promissory notes, security agreements, pledge agreements or similar agreements for Indebtedness;

(iv)          leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any real property, personal property or intangibles, including capital leases;

(v)           Contracts or series of related Contracts with customers, suppliers and vendors of UAV for the purchase or sale of goods or services involving annual payments in excess of $100,000.00, which cannot be canceled by UAV without payment or penalty upon notice of 90 days or less, or whose unexpired term as of the date of this Agreement exceeds one year;

(vi)          Contracts that involve any (A) grant of, or obligation to grant, to UAV, any exclusive license or other exclusive rights or (B) grant of, or obligation to grant, to any Person by UAV, any exclusive license or other exclusive rights;

(vii)         Contracts of agency, sales representation, distribution or franchise that cannot be canceled by UAV without payment or penalty upon notice of 30 days or less, and any powers of attorney or similar grants of agency;

(viii)       Contracts restricting in any material respect UAV’s right or any right of any employee set forth on Schedule 3.11(b)(xi): (A) to compete with any Person; (B) to sell goods or services to any Person; (C) to purchase goods or services from any Person; or (D) to solicit for employment or hire any Person;

(ix)          Contracts to which UAV is a party and which restrict in any material respect any other Person’s right: (A) to compete with UAV; (B) to sell goods or services similar to those sold by UAV; (C) to purchase goods or services from UAV; or (D) to solicit for employment or hire any employee or consultant of UAV;

(x)           Contracts relating to (A) the acquisition or disposition of any business, assets or securities outside the ordinary course of business, (B) any joint venture involving UAV or any of its Affiliates or (C) any equity or debt investment in or any loan to any other Person;

(xi)          IP Licenses (other than any IP Licenses that is a shrink-wrap or click-through license or a license for “off the shelf” software that is generally available on standard, non-negotiated commercial terms for less than $10,000 annually);

(xii)         Contracts pursuant to which UAV receives services free of charge (or at a substantial discount) that would reasonably be expected to be valued at $10,000 or greater;

(xiii)       insurance policies disclosed on Section 3.19(a) of the Disclosure Schedule; and

(xiv)        each with any amendment, supplement and modification in respect of any of the foregoing.

(b)        All of UAV’s Contracts, agreements and instruments listed or required to be listed on Section 3.12(a) of the Disclosure Schedule (collectively, the “Material Contracts”) are valid and binding and enforceable against UAV and the other parties thereto in accordance with their terms, subject only to the Enforceability Exception. UAV has performed in all material respects all obligations required to be performed by it and, to the Knowledge of UAV, is not in default under or breach of, nor in receipt of any written claim or, to the Knowledge of UAV, any other claim, of such default under or breach of, any Material Contract. No event has occurred which (with the passage of time or the giving of notice or both) would result in a default under or breach of, or permit the termination, modification or acceleration of any obligation of UAV under, any Material Contract. To the Knowledge of UAV, there is no default under, or breach or cancellation or anticipated cancellation of, any Material Contract by the other party or parties thereto. UAV has made available to Purchaser an accurate and complete copy of each of the written Material Contracts, together with all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the verbal Material Contracts, if any, together with all amendments, waivers or other changes thereto, in each case, in effect as of the date of this Agreement. Immediately following the consummation of the Contemplated Transactions, each of the Material Contracts will be in full force and effect and will be valid, binding and enforceable in accordance with their terms (subject only to the Enforceability Exception) and not be subject to any claims, charges, set-offs or defenses as a result of the consummation of any of the Contemplated Transactions.

3.13       Education Approvals and Compliance.

(a)        Except as set forth on Section 3.13(a) of the Disclosure Schedule, UAV is and since the Education Compliance Date has been in compliance in all material respects with all applicable Education Laws. To the Knowledge of UAV, except as set forth on Section 3.13(a) of the Disclosure Schedule, there does not exist any pending or threatened investigation, audit, review or site visit by an Education Agency with respect to any Education Approval or UAV’s compliance with any Education Law, except for audits, reviews or site visits (1) conducted on a routine or periodic basis with respect to any entity regulated by the respective Education Agency or holding the respective Education Approval, or (2) which, if determined adversely, would not reasonably be expected to have a material impact on UAV, taken as a whole. Except as set forth on Section 3.13(a) of the Disclosure Schedule, UAV is not subject to any prohibition or limitation on growth based on a written notice from any Education Agency, including through addition of locations or educational programs or enrollment of students, except for requirements for notice to or approval by an Education Agency that are generally applicable to and required for all postsecondary education institutions issued a comparable Education Approval.

(b)        Section 3.13(b) of the Disclosure Schedule sets forth a correct and complete list of all Education Approvals held by UAV that have been in full force and effect since the Education Compliance Date, and there is no pending or, to the Knowledge of UAV, threatened, proceeding which would reasonably be expected to result in the suspension, material limitation, revocation, termination, cancellation, non-renewal or imposition of a material fine or other material monetary Liability of or on any of them. Since the Education Compliance Date, UAV has obtained and held all Education Approvals material to its operations as conducted at the applicable time. Except as set forth on Section 3.13(b) of the Disclosure Schedule, UAV is, and since the Education Compliance Date has been, in compliance in all material respects with the terms and conditions of all such Education Approvals, and no event has occurred which constitutes or, with the giving of notice or passage of time or both, would constitute a material breach or violation of such Education Approval.

(c)        Since the Education Compliance Date, except as set forth on Section 3.13(c) of the Disclosure Schedule, (i) no application made by UAV to any Education Agency has been denied; (ii) no application made by UAV to any Accrediting Body has been withdrawn; (iii) UAV has not received written notice from any Education Agency that UAV has been placed on probation or ordered to show cause why any Education Approval should not be suspended, revoked, or subject to any material condition or limitation; and (iv) UAV has not received any written notice from any Education Agency (A) regarding any actual, alleged, possible or potential material violation of or material failure to comply with any term or requirement of any Education Approval, including any Program Participation Agreement or any Education Law, (B) asserting that UAV is required to have an Education Approval that it does not have or (C) indicating that any current Education Approval will not be renewed or will be subjected to any material condition or limitation.

(d)         To the Knowledge of UAV, no fact or circumstance exists that would be likely to result in (i) the termination, revocation, material limitation or suspension of, or failure of UAV to obtain renewal of, any Education Approval, (ii) the failure of UAV to obtain any of the consents identified on Section 7.3(a)(i) or Section 7.3(a)(ii) of the Disclosure Schedule or (iii) the imposition of any fine, penalty or other sanction for violation of any Education Law. UAV has timely filed with the relevant Education Agency each application required for the renewal of any current Education Approval as to which the renewal deadline has occurred as of the Closing Date, except as would not reasonably be expected to prevent UAV from obtaining renewal of the Education Approval in question.

(e)        Section 3.13(e) of the Disclosure Schedule sets forth as of the date of this Agreement a correct and complete list of the full addresses of the locations of UAV from which has offered all or any portion of an educational program since the Education Compliance Date.

(f)         Except as set forth on Section 3.13(f) of the Disclosure Schedule, since the Education Compliance Date, UAV has not provided any educational instruction on behalf of any other Person (whether or not participating in the Title IV Programs) and no other Person has provided any educational instruction on behalf of UAV.

(g)        Except as set forth on Section 3.13(g) of the Disclosure Schedule, since the Education Compliance Date, no Education Agency has required UAV to post a letter of credit, bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that UAV process its Title IV Program funding under the reimbursement or heightened cash monitoring level 2 procedures set forth at 34 C.F.R. § 668.162(d)(2). Since the Education Compliance Date, no Education Agency has notified UAV that it lacked financial responsibility or administrative capability for any period under the Education Laws in effect in such period, which finding resulted in the revocation or suspension of an Education Approval or the imposition of a material condition or limitation or a material fine or monetary liability, or other adverse action; provided, that the imposition of a requirement to submit a Title IV Letter of Credit and participate in the Title IV programs under heightened cash monitoring level 1 procedures set forth at 34 C.F.R. § 668.162(d)(1) shall not constitute the imposition of a material condition or limitation or a material fine or monetary liability, or other adverse action.

(h)       Section 3.13(h) of the Disclosure Schedule sets forth a correct and complete list of the Institution’s official Cohort Default Rates, as calculated by ED pursuant to 34 C.F.R. Part 668 Subpart N, for the three-year cohort default rate for the three most recently completed federal fiscal years for which such official rates have been published as of the date of this Agreement.

(i)        Neither UAV nor any Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over UAV, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. Section 668.174(c)(4)), alone or together, (i) exercises or exercised substantial control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (ii) owes a Liability for a Title IV Program violation, in each case related to the period in which UAV or any Person that exercises substantial control over UAV, or member of such Person’s family, exercised substantial control over such institution or third-party servicer.

(j)        Since the Education Compliance Date, UAV has not knowingly employed in a capacity involving administration of Title IV Program funds any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Education Agency, or has been administratively or judicially determined to have committed fraud or any other violation of any Legal Requirement or Education Law involving funds of any Governmental Entity or Education Agency, respectively.

(k)       To the Knowledge of UAV, since the Education Compliance Date, UAV has not contracted with an institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that has been terminated under either Section 432 or Section 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Education Agency, or has been administratively or judicially determined to have committed fraud or any other violation of any Legal Requirement or Education Law involving funds of any Governmental Entity or Education Agency, respectively.

(l)        Neither UAV, any Seller, or UAV’s chief executive officer has pled guilty to, pled nolo contendere or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(m)       Neither UAV nor any Affiliate thereof that has the power, by Contract or ownership interest, to direct or cause the direction of the management or policies of UAV, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(n)        All financial reports and statements submitted to each Education Agency fairly and accurately present, in all material respects, the financial condition of UAV.

(o)        UAV has made available to Purchaser copies of any material, written complaints in UAV’s possession that were filed by any current or former students or employees of UAV or by any other third party with any Education Agency and any complaints filed by any current or former students with any Governmental Entity on or after the Education Compliance Date or that remain unresolved as of the date of this Agreement.

(p)        Since the Education Compliance Date, UAV has not been, or had any principal or affiliate (as the terms “principal” and “affiliate” are defined in 2 C.F.R. pts. 180 and 3485) that has been, debarred or suspended under Executive Order 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4, nor, to the Knowledge of UAV, is UAV engaging in any activity that is a cause under 2 C.F.R. § 180.700 or § 180.800, as adopted at 2 C.F.R. § 3485.12, for debarment or suspension under Executive Order 12549 (3 C.F.R., Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4.

(q)        UAV has made available to Purchaser true and complete copies of material correspondence and documents received from, or sent to, any Education Agency as of the date of this Agreement, excluding correspondence routinely received from or sent to Education Agencies, to the extent such correspondence and documents relate to any issue which remains pending as of the date of this Agreement and relate to (i) any written notice that any Education Approval is not in full force and effect in accordance with its terms or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to result in the revocation of such Education Approval; (ii) any written notice that UAV has violated in any material respect or is violating in any material respect any Education Law; (iii) any audits, program reviews, investigations or site visits conducted by ED or any other Education Agency, except for audits, reviews or site visits (A) conducted on a routine or periodic basis with respect to any entity regulated by the respective Education Agency or holding the respective Education Approval, or (B) which, if determined adversely, would not reasonably be expected to have a material impact on UAV taken as a whole; or (iv) the placement or removal of UAV, on or from the reimbursement or heightened cash monitoring level 2 (as described at 34 C.F.R. § 668.162(d)(2)) method of payment under Title IV Programs.

(r)        Section 3.13(r) of the Disclosure Schedule sets forth each notice to or consent, approval or authorization of, any Education Agency required to be made or obtained under applicable Education Law prior to the consummation of the Contemplated Transactions to continue, renew or reinstate any current Education Approval set forth on Section 3.13(b) of the Disclosure Schedule upon or following the consummation of the Contemplated Transactions (each, an “Education Consent”), other than any Education Consent required, or other requirements applicable, as a result of the specific regulatory status of Purchaser (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Purchaser (or any of its Affiliates) are or propose to be engaged.

(s)        Except as set forth on Section 3.13(s) of the Disclosure Schedule, since the Education Compliance Date, UAV has complied in all material respects with all applicable requirements of the federal non-discrimination Legal Requirements to which UAV is subject, including Title VI of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, Section 504 of the Rehabilitation Act of 1973, and the Age Discrimination Act of 1975.

(t)        Since March 27, 2020, the Institution has administered and disbursed funds received pursuant to the Higher Education Emergency Relief Fund in material compliance with requirements articulated in the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (03/27/2020), the related agreements the Institution was required to sign to obtain its funding allocation thereunder, and related ED guidance as in effect at the applicable time, except, in each case, for such noncompliance as would not reasonably be expected to have a material impact on UAV, taken as a whole.

3.14       Government Contracts. UAV is not, and has never been, a party to or otherwise bound by any Contract with any Governmental Entity. UAV has not, and has never had, any obligation under any UAV Contract that would constitute a Contract with any Governmental Entity.

3.15       Intellectual Property.

(a)        UAV is not the owner of any IP that is the subject of an application or registration with any Governmental Entity (or other registrar in the case of Domain Names), including any application or registration for any Patent, Copyright, Trademark, or Domain Name.

(b)        Section 3.15(b) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) all material unregistered UAV IP (excluding Copyrights in curriculum and course materials but including UAV Software) and for each such item the full legal name of UAV which purportedly owns it; (ii) all material UAV IP in which UAV has (or purports to have) an exclusive license or similar exclusive right in any field or territory; and (iii) all Websites (including those with Domain Names). UAV has taken all reasonable measures to protect and enforce its rights in any UAV IP.

(c)        (i) None of UAV, or the conduct of the business of UAV, nor any activity of UAV has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated any IP of any other Person; and (ii) UAV, the conduct of the business of UAV and any activity of UAV do not infringe (directly, contributorily, by inducement or otherwise), misappropriate, or otherwise violate any IP of any Person. There is no Legal Proceeding pending or threatened in writing against UAV involving any claim alleging that UAV or the conduct of the business of UAV infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates the intellectual property rights of any Person.

(d)        Section 3.15(d) of the Disclosure Schedule sets forth a complete and accurate list of all IP Licenses that are material to the business of UAV (other than any IP Licenses that is a shrink-wrap or click-through license or a license for “off the shelf” software that is generally available on standard, non-negotiated commercial terms for less than $10,000 annually). All standard-form Contracts that are material to the business of UAV (including end user agreements; terms of use; click-through agreements; customer contracts; non-disclosure agreements; distributor, reseller, or channel partner agreements; collaboration agreements; and employee and contractor agreements that include assignments or licenses of IP) have been made available to Purchaser. Each user of any UAV Website is subject to valid and enforceable terms of use in the form made available to Purchaser pursuant to this Section 3.15(d).

(e)        Section 3.15(e) of the Disclosure Schedule identifies all UAV Software. No Source Code for any UAV Software has been disclosed, delivered, or licensed by UAV to any other Person, and UAV has no contractual obligation to provide any Source Code for any such Software to any other Person. UAV is not obligated under any Open Source License to distribute or make available any Software, Source Code or other IP to any other Person, or grant any other rights to any Person. UAV has not granted ownership or exclusive license rights in any of UAV Software to another Person.

(f)        UAV has: (i) taken commercially reasonable measures to protect and preserve the confidentiality of all Confidential Information owned, used, or held by UAV; and (ii) only disclosed any such Confidential Information pursuant to the terms of a written agreement that requires the Person receiving such Confidential Information to reasonably protect and not disclose such Confidential Information. No Confidential Information owned, used, or held by UAV has been disclosed by UAV to any Person other than pursuant to a written agreement restricting the disclosure and use of such Confidential Information by such Person.

(g)        Each Associate who is or has been involved in the creation or development (alone or with others) of any IP by or for UAV, or has or previously had access to any Confidential Information owned, used, or held by UAV, has executed and delivered to UAV a written and enforceable Contract: (i) that irrevocably assigns to UAV all right, title and interest in and to any such IP; and (ii) pursuant to which such Associate agrees to maintain and protect the confidentiality of such Confidential Information. In each case in which UAV has acquired ownership (or purported to acquire ownership) of any IP from any Person, UAV has obtained a valid and enforceable written assignment sufficient to irrevocably transfer ownership of all rights with respect to such IP to UAV. To the Knowledge of UAV, no Associate is subject to any Contract with any other Person that conflicts with or restricts the performance of their work for UAV or is in violation of any Contract with another Person that pertains to IP.

(h)        Neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a breach of or default under or termination of any IP License; (ii) Purchaser or any of its Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of any IP; or (iii) Purchaser or any of its Affiliates being obligated to pay any material royalties or other similar amounts to any Person in excess of those payable by UAV prior to the Closing Date.

3.16       Privacy and Data Security.

(a)        UAV’s Processing of Protected Information has complied, and complies with, (i) each applicable UAV Contract, (ii) applicable Information Privacy and Security Laws, including without limitation the California Consumer Privacy Act and its implementing regulations for California residents and the General Data Protection Regulation EU 2016/679 as relevant; (iii) PCI DSS for payment card information, and (iv) UAV Privacy Policies. UAV has all lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under Information Privacy and Security Laws to Process Protected Information in UAV’s possession or under its control in connection with the operation of the business of UAV.

(b)        Except as set forth in Section 3.16(b) of the Disclosure Schedule, UAV has adopted, in compliance in all material respects with Information Privacy and Security Laws, and is and has been in compliance in all material respects with commercially reasonable policies and procedures that apply to UAV’s Processing of Protected Information gathered or accessed in the course of the operations of UAV. Any Associates who have access to Protected Information have received documented training (in accordance with best industry standards) with respect to compliance with Information Privacy and Security Laws and, to the extent applicable, if any, the PCI DSS.

(c)        Except as set forth in Section 3.16(c) of the Disclosure Schedule, UAV appropriately monitors and protects the confidentiality, integrity, and security of its Protected Information and the Systems against any Information Security Incident, and, to the Knowledge of UAV, UAV has never experienced an Information Security Incident. UAV has established, and is and has always been in compliance in all material respects with, a comprehensive and commercially reasonable information privacy and security program that: (i) complies with all Information Privacy and Security Laws and relevant industry standards; (ii) performs industry standard analyses, verifications and/or testing to identify, on an ongoing and regular basis, internal and external risks to the privacy and security of any Protected Information or other proprietary or confidential information in its possession and timely corrects any material exceptions; (iii) monitors and protects Protected Information and all Systems against any Information Security Incident, in conformance with Information Privacy and Security Laws and relevant industry standards; (iv) implements, monitors, and maintains appropriate, adequate and effective administrative, organizational, technical, and physical safeguards to control the risks described above in (ii) and (iii); (v) is described in written data security policies and procedures; (vi) regularly assesses UAV’s data privacy and security practices, programs, and risks and timely addresses any vulnerabilities identified; (vii) maintains incident response and notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws, including in the case of any Information Security Incident compromising Personal Data; and (viii) to the extent applicable, complies with PCI DSS. UAV takes and has at all times taken all commercially reasonable steps to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of UAV provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Laws and consistent with relevant industry standards. UAV has delivered to Purchaser accurate and complete copies of all documentation evidencing the foregoing.

(d)        UAV has taken commercially reasonable measures to secure all UAV Software prior to selling, distributing, deploying or making it available and has timely installed and made available for installation all made patches, other technical fixes and updates to that UAV Software in accordance with industry standards. Without limitation to the foregoing, UAV has performed, or a third party information security vendor has performed on behalf of UAV, penetration tests and vulnerability scans of all UAV Software and those tests and scans were conducted in accordance with industry standards. Each vulnerability identified by any such tests or scans has been fully remediated. UAV has delivered to Purchaser accurate and complete copies of all documentation evidencing the foregoing.

(e)        UAV has not been subject to, or received any written notice of or audit request relating to, any Legal Proceeding or, to the Knowledge of UAV, investigation relating to any actual or alleged non-compliance with any Information Privacy and Security Law. No Person has alleged to UAV in writing that UAV has failed to comply with any Information Privacy and Security Law or relevant industry standard. UAV is not required, has not been required, nor has UAV failed, under any UAV Contract or any Information Privacy and Security Law, to notify any Person and/or any Governmental Entity of the loss, or unauthorized access, use or disclosure, of any Protected Information of such Person or Governmental Entity. UAV has delivered to Purchaser accurate and complete copies of any written allegation(s) delivered to UAV during the past five (5) years alleging a violation of Information Privacy and Security Law or relevant industry standard.

(f)        None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents, the consummation of any of the Contemplated Transactions or UAV’s provision to Purchasers, or Purchasers’ possession or use of, Protected Information in UAV’s Systems or databases will or would reasonably be expected to result in any violation of any Privacy Policy (as it currently exists or as it existed at any time during which any UAV Data was collected or obtained by UAV), any UAV Contract or any Information Privacy and Security Law. UAV shall continue to have at least the same rights to use, process and disclose Protected Information after the Closing as it had before the Closing. Purchaser’s use of Protected Information will not, and would not reasonably be expected to, result in any violation of any Privacy Policy, any UAV Contract or any Information Privacy and Security Law so long as Purchaser uses such Protected Information in a manner consistent with any use restrictions set forth in such Privacy Policy, such UAV Contract or such Information Privacy and Security Law.

3.17       IT Systems.

(a)        All Systems are either: (i) owned and operated by, and are under the control of, UAV; or (ii) duly and validly leased or licensed to UAV for UAV’s use pursuant to a Material Contract. Section 3.17(a) of the Disclosure Schedule identifies and describes all leased or licensed elements of the Systems as of the date of this Agreement. UAV has obtained and possesses valid licenses to install and use all of the software programs present on or accessible using the Systems and other software-enabled electronic devices that UAV owns or leases or has otherwise provided to UAV’s Associates, except where such failure would not result in a Material Adverse Effect;

(b)        To the Knowledge of UAV, the Systems are substantially free of any material bugs, errors, or Defects and, to the Knowledge of UAV, have always performed substantially in conformity with the terms of all applicable IP Licenses and other contractual commitments (including service level requirements and express and implied warranties) and Documentation. For purposes of the foregoing, a (i) “Defect” is a deviation between the operation of any product or service as described in its Documentation and the manner in which the product or service actually operates and (ii) “Documentation” means user manuals, specifications, and related documentation for a product or service. The service levels, uptime, and availability commitments of all Systems that are provided to UAV by third parties are, at a minimum, consistent with industry standards.

(c)        The Systems used by UAV do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses, malware, “backdoor,” “time bomb” or “drop dead device” (as such terms are commonly understood in the software industry) or other software routines that are designed to, are intended to, or can permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, a computer system or network or other device, Software, data or other materials (“Contaminants”). UAV has taken all commercially reasonable steps and implemented commercially reasonable safeguards (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Systems are protected against the introduction of Contaminants and are free from Contaminants.

(d)        The Systems are properly maintained and reasonably sufficient for the existing needs of UAV. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of UAV’s business in the manner it is currently being conducted and as currently proposed to be conducted.

(e)        Except as set forth on Section 3.17(e) of the Disclosure Schedule, since January 1, 2017, there has been no material malfunction, failure, breakdown, unplanned downtime, outages or substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of UAV’s business. UAV has disaster recovery and business continuity plans and procedures in place and makes back-up copies of data and information critical to the conduct of the business in a commercially reasonable manner.

3.18       Brokers’ and Finders’ Fees. Except as set forth in Section 3.18 of the Disclosure Schedule, UAV has not incurred, or will incur, directly or indirectly, any Liability for any brokerage or finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Transaction Document or any of the Contemplated Transactions.

3.19       Insurance.

(a)        Section 3.19(a) of the Disclosure Schedule identifies and describes each policy of insurance to which UAV is a party or that provides coverage to UAV or any of its officers, managers or employees as of the date of this Agreement. UAV has made available to Purchaser: (i) accurate and complete copies of all policies of insurance to which UAV is a party or under which UAV is or has been covered at any time since January 1, 2017, or as to which claims remain open as of the date of the date of this Agreement; (ii) accurate and complete copies of all pending applications for policies of insurance as of the date of this Agreement; and (iii) any review by any actuary, and any statement by any auditor of the Financial Statements, with regard to the adequacy of coverage or of the reserves for claims, as of the date of this Agreement.

(b)        Section 3.19(b) of the Disclosure Schedule identifies and describes: (i) any self-insurance arrangement by or affecting UAV, including any reserves established thereunder; (ii) any UAV Contract or arrangement for the transfer or sharing of any risk by UAV; and (iii) all material obligations of UAV to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)        All insurance policies to which UAV is a party or that provide coverage to UAV or any of its officers, managers, or employees: (i) are valid, outstanding and enforceable; (ii) are issued by an insurer that, to the Knowledge of UAV, is financially sound and reputable; (iii) taken together, provide insurance coverage for the assets and the operations of UAV for all insurable material risks to which UAV is normally exposed (taken together with any self-insured retention programs); (iv) are sufficient for compliance with all material Legal Requirements involving the retention of insurance coverage; (v) are in full force and effect and will be in full force and effect immediately following the consummation of the Contemplated Transactions (unless a comparable successor policy with equal or more favorable coverages is in place without coverage period gaps); and (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of UAV.

3.20       Employment Matters.

(a)        Employee List. Section 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of each Associate as of the date of this Agreement that is currently employed by UAV, including, for each such Associate, the (i) name of such Person, (ii) dates of employment, (iii) job title (iv) classification as exempt or non-exempt under applicable Legal Requirements, (v) status as full-time, part-time, or temporary, (vi) location (including city and state) of employment, (vii) current compensation paid or payable (including annual or hourly rate of pay), (viii) leave of absence status and expected return to work date, (ix) any other compensation payable to such Person (including compensation payable pursuant to a bonus plan or entitlement, deferred compensation, commissions, and housing allowances), (x) earned and accrued but unused paid time off as of the date hereof, (xi) a description of any accrued and unpaid compensation, and (xii) the aggregate dollar amount of any loans provided to UAV Associate, including any amounts currently outstanding. The employment of all Associates that are current employees may be terminated on at-will basis without penalty or Liability, whether in respect of severance payments and benefits or otherwise.

(b)        Agreements. Except as set forth on Section 3.20(b) of the Disclosure Schedule, UAV is not a party to or is obligated to perform under any of the following described agreements, plans or arrangements: (i) employment, collective bargaining, independent contractor or consulting agreements; or (ii) membership interest purchase, membership interest option plans or profits interests. UAV has made available to Purchaser accurate and complete copies of all Contracts referred to in Section 3.20(b) of the Disclosure Schedule.

(c)        Terminated Employees. Section 3.20(c) of the Disclosure Schedule sets forth a complete and accurate list of Associates whose employment or engagement has ended (voluntarily or involuntarily) from January 1, 2017 through the date of this Agreement, including their hire dates, termination dates, and whether their termination was voluntary or involuntary.

(d)        Labor Unions. No Associate is or has ever been, represented by a labor union, works council or other employee representative body, and, to the Knowledge of UAV, there are no organizing, election or other activities pending or threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to UAV or Associate. UAV is not, or never has been, subject to any collective bargaining, works council, labor, voluntary recognition or similar agreement, nor is any such agreement being negotiated by UAV. There is no labor dispute, strike, work stoppage, picketing, boycott, slowdown, successor and/or related employer application or other labor trouble that is or has been outstanding, pending or, to the Knowledge of UAV, threatened against UAV and there has not been any such application or labor trouble since January 1, 2017.

(e)        Third Party Employee Claims. No Person has claimed in writing or, to the Knowledge of UAV, orally or has reason to claim that any Associate: (i) has violated any material term of any employment Contract, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement or any restrictive covenant with such Person; (ii) has disclosed or otherwise misappropriated any trade secret or proprietary information or documentation of such Person; or (iii) has, in violation of Legal Requirement or Contract, interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of UAV, no Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services, or violated any confidential relationship with any Person in connection with such Associate’s employment with or service to UAV. Each Associate has successfully passed all industry standard background checks and all other verification reviews required, expressly or impliedly, by any UAV Contract or applicable industry standard, certification or accreditation requirement, or other license, registration or membership requirements.

(f)        Legal Compliance. UAV is and has at all times been in compliance in all material respects with all Employment Legal Requirements. Without limiting the foregoing sentence, except as set forth on Section 3.20(f) of the Disclosure Schedule, there are no complaints, charges, claims, or Legal Proceedings against UAV pending or, to the Knowledge of UAV, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to violation of Employment Legal Requirements, and there have been no such complaints, charges, or claims filed, pending, or, to the Knowledge of UAV, threatened since January 1, 2017. UAV is not a party to or otherwise bound by any consent decree with or citation by any Governmental Entity or self-regulatory organization with respect to Employment Legal Requirements. Since January 1, 2017, UAV has not received any written notice of intent by any Governmental Entity or self-regulatory organization responsible for the enforcement of labor or employment laws to conduct an investigation, audit, compliance check, or compliance review relating to UAV and, to the Knowledge of UAV, no such investigation, audit, compliance check, or compliance review is in progress. All employees of UAV are (and all employees employed by UAV in the last three (3) years were) authorized for employment by UAV in the United States in accordance with all applicable Legal Requirements, including the Immigration and Nationality Act, the Homeland Security Act, and similar laws and regulations. To the Knowledge of UAV, no allegations of immigration-related unfair employment practices have been made with or are being investigated by any Governmental Entity. UAV has completed and retained, or has had completed and retained on UAV’s behalf, in accordance with the regulations of the United States Bureau of Citizenship and Immigration Services, a Form I-9 for all employees working for UAV.

(g)        WARN Act, Notice and Consultation. UAV has not, since January 1, 2017, taken any action, including any plant closing, mass layoff, relocation, furlough, separation from position or other termination of any Associate, that has imposed or would impose any obligation or other Liability, including an obligation to provide notice, upon UAV, Purchaser or any of Purchaser’s Affiliates under WARN. None of UAV, Purchaser or any of their respective Affiliates has or will become subject to any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to or after the Closing, any Associate, Governmental Entity or other Person with respect to the impact of the Contemplated Transactions on the employment of any of UAV Associates or the compensation or benefits provided to any UAV Associates. UAV is not a party to any Contract or arrangement, and is not subject to any requirement, that in any manner restricts UAV from relocating, consolidating, merging or closing any portion of the business of UAV.

(h)        Independent Contractors. Section 3.20(h) of the Disclosure Schedule accurately sets forth with respect to each Associate who is a natural person (or a wholly owned entity owned by such natural person) providing services as a consultant or other independent contractor of UAV and receives or is reasonably expected to receive annual payments by UAV in excess of $100,000: (i) the name of such independent contractor, location of service and country of engagement, and the date as of which such independent contractor was originally engaged by UAV; (ii) whether such independent contractor is subject to a written Contract or is engaged through an agency or on a contingency basis; (iii) a description of such independent contractor’s consulting services; (iv) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from UAV with respect to services performed in fiscal years 2018 and 2019; (v) the terms of current compensation of such independent contractor; and (vi) any Permit that is held by such independent contractor and that relates to or is useful in connection with the business of UAV. Accurate and complete copies of all Contracts identified in Section 3.20(h) of the Disclosure Schedule have been made available to Purchaser. The engagement of all Associates that are currently engaged as an independent contractor may be terminated upon not more than 30 days’ prior written notice without penalty or Liability.

(i)        Misclassification. No Associate that should have been classified as an employee is misclassified as an independent contractor or non-employee under any applicable Legal Requirement, and UAV has not received any written notice from any Governmental Entity, Associate, or other Person disputing such classification. UAV maintains accurate and complete records for relevant statutory recordkeeping periods of all hours worked by each employee eligible for overtime compensation (or with respect to which UAV otherwise has an obligation to track hours worked) and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which UAV maintains employees.

(j)        Sexual Misconduct Claims. No allegation, complaint, charge or claim (formal or otherwise) of sexual harassment, sexual assault or sexual misconduct (a “Sexual Misconduct Allegation”) has, since October 1, 2015 been made against any Associate who is or was an officer, director, manager or supervisory-level employee of UAV. UAV has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Sexual Misconduct Allegation.

3.21       Employee Benefit Plans.

(a)        Section 3.21(a) of the Disclosure Schedule contains a correct and complete list of each Employee Benefit Plan as of the date of this Agreement (other than offer letters or employment agreements for “at-will” employment, in each case, that do not contain severance or provide for notice periods prior to termination of longer than 30 days). Neither UAV nor any ERISA Affiliate has made any plan or commitment to establish or materially amend any Employee Benefit Plan (except to the extent necessary to conform to requirements of applicable Legal Requirements, as previously disclosed to Purchaser in writing, or as required by this Agreement).

(b)        UAV has made available to Purchaser as of the date of this Agreement: (i) accurate and complete copies of all documents embodying each Employee Benefit Plan, including the current plan documents and all amendments thereto, and all related trust documents, administrative service agreements, group annuity Contracts, insurance Contracts or other funding instruments; (ii) the most recent summary plan descriptions relating to all Employee Benefit Plans together with all summaries of each material modification thereto, if any, required under ERISA; (iii) accurate and complete copies of the three most recent financial statements and actuarial reports with respect to all Employee Benefit Plans for which financial statements or actuarial reports are required or have been prepared; (iv) the three most recent annual reports (Form Service 5500 and all schedules), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (v) all IRS determination, opinion, notification and advisory letters; (vi) results of non-discrimination testing for the three most recently completed years, and (vii) all correspondence to from any Governmental Entity to UAV relating to any audit or investigation of each such Employee Benefit Plan since January 1, 2017.

(c)        Neither UAV nor any ERISA Affiliate has ever maintained or contributed to, or has any liability (including contingent liability) under or with respect to: (i) any plan subject to Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer” plan as defined in Section 3(37) of ERISA; (iii) any “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iv) any “funded welfare plan” within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA.

(d)        Except as set forth in Section 3.21(d) of the Disclosure Schedule, each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms in all material respects and complies in form and operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Legal Requirements. No “prohibited transaction” (within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA and not otherwise exempt under Section 408 of ERISA or Sections 4975(c)(2) or 4975(d) of the Code) has occurred with respect to any Employee Benefit Plan that could result in material UAV liability. There are no pending or, to the Knowledge of UAV, threatened Legal Proceedings relating to any Employee Benefit Plan other than routine claims by Persons entitled to benefits thereunder, and no Employee Benefit Plan is, to the Knowledge of UAV, the subject of any pending or threatened investigation or audit by the IRS, the U.S. Department of Labor or any other Governmental Entity. Neither UAV nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. All contributions, premiums and other payments due or required to be made under any Employee Benefit Plan have been made.

(e)        Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and, to the Knowledge of UAV, no event or omission has occurred that would reasonably be expected to cause any Employee Benefit Plan to lose such qualification.

(f)        Any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects, with the applicable requirements of COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of UAV or any ERISA Affiliate. None of the Employee Benefit Plans promise or provide retiree medical to any person other than health continuation coverage as required by COBRA (or similar state Legal Requirement), and neither UAV nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by COBRA (or any similar state law). Each Employee Benefit Plan, other than individual employment or other compensatory agreements, is amendable and terminable unilaterally by UAV without material liability to UAV other than ordinary administrative costs associated therewith.

(g)       Except as set forth in Section 3.12(a) of the Disclosure Schedule, no Contracts for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting or other basis provide for severance obligations upon termination.

(h)       Except as set forth on Section 3.21(h) of the Disclosure Schedule, the execution of this Agreement and the consummation of any of the Contemplated Transactions will not (either alone or in combination with one or more other events) (i) result in, cause or entitle any employee, officer, director or other service provider of UAV to the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to such employee, officer, director or other service provider, including any severance or change in control benefits under any Employee Benefit Plan, or (ii) result in any “excess parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

3.22       Compliance with Legal Requirements; Permits. UAV has always complied with all applicable Legal Requirements in all material respects, and no written notice from a Governmental Entity has been received by, and, to the Knowledge of UAV, no claims have been filed or threatened against, UAV alleging a violation of any such Legal Requirements, and no Legal Proceeding exists or since January 1, 2017 was initiated with respect to an alleged violation of any Legal Requirement. UAV holds and is in compliance in all material respects with all material Permits required for ownership of its properties and assets and the conduct of its businesses as presently conducted by UAV. UAV is not a party to, or bound by, any Order (or agreement entered into in any Legal Proceeding with any Governmental Entity) with respect to UAV’s properties, assets, personnel or business activities.

3.23       Environmental and Safety Matters.

(a)       UAV is, and at all times since January 1, 2017 has been, in material compliance with all Environmental and Safety Requirements, and no Legal Proceeding, complaint, demand or written notice has been made, given, filed or commenced (or, to the Knowledge of UAV, has been threatened) by any Person against UAV alleging any failure to comply with any Environmental and Safety Requirements or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Substances. UAV has obtained, and is and has at all times been in material compliance with all of the terms and conditions of, all Permits that are required under any Environmental and Safety Requirement and has at all times materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental and Safety Requirement. UAV has made available to Purchaser accurate and complete copies of all internal and external environmental audits and studies in the possession or control of Seller or UAV, if any, as of the date of this Agreement, relating to UAV or its operations and all correspondence on material environmental matters relating to UAV or its operations.

(b)        To the Knowledge of UAV, no circumstance or physical condition exists on or under any Leased Real Property that was caused by or impacted by the operations or activities of UAV and that will or would reasonably be expected to give rise to: (i) any investigative, remedial or other obligation under any Environmental and Safety Requirement; (ii) any Liability on the part of UAV to any Person; or (iii) any claim of damage to Person or property against UAV.

(c)        All Leased Real Property and equipment used in the business of UAV are and to the extent and during the period of UAV’s use, have been free of Hazardous Substances, except for any Hazardous Substances in small quantities found in products used by UAV for office or janitorial purposes in compliance in all material respects with all applicable Environmental and Safety Requirements.

3.24       Litigation.

(a)        Except as set forth on Section 3.24(a) of the Disclosure Schedule: (i) there has not been any Legal Proceeding pending against UAV since January 1, 2017; (ii) there are no Legal Proceedings for which UAV has been served or, to the Knowledge of UAV, that are pending or threatened, against UAV or any UAV Associate in their capacities as such; (iii) there are no Legal Proceedings pending or threatened by UAV against any third party, at law or in equity, or before or by any Governmental Entity (including any Legal Proceedings with respect to the Contemplated Transactions); (iv) there have been no settlements of any Legal Proceedings or threatened Legal Proceedings since January 1, 2017; and (v) UAV is not subject to any Order or decree of any Governmental Entity. If the outcome of any Legal Proceeding set forth on Section 3.24(a) of the Disclosure Schedule is adverse to UAV, it will not cause a material impact to UAV in the states in which the litigation is pending or in any other state.

(b)        There is no investigation by any Governmental Entity or any other Person pending or, to the Knowledge of UAV, threatened against or affecting UAV or any of its properties or assets.

3.25       Transactions with Related Parties. Except as set forth on Section 3.25 of the Disclosure Schedule, no Related Party: (a) has, or since January 1, 2018 has had, any interest in any material asset used in or otherwise relating to the business of UAV; or (b) is, or since January 1, 2018 has been, indebted to UAV, and UAV is not indebted or has any obligation (and has not committed to make any loan or extend or guarantee credit) to any Related Party. No Related Party has any direct or indirect ownership interest in (i) any Person with which UAV has a business relationship that is material to the business of UAV or (ii) any Person that competes with UAV (other than the ownership of less than 1% of the outstanding publicly traded stock in publicly traded companies that may compete with UAV). To the Knowledge of UAV, no Related Party is or has been, directly or indirectly, a party to or otherwise interested in any UAV Contract.

3.26       Material Suppliers.

(a)        Section 3.26(a) of the Disclosure Schedule contains a complete and accurate list of all suppliers or vendors from whom UAV purchased goods or services in the aggregate costing in excess of $200,000 during the fiscal year ending on December 31, 2019 or during the period between December 31, 2019 and the date of this Agreement (each, a “Material Supplier”). No Material Supplier has ceased doing business with UAV or notified UAV in writing that it intends to cease doing business with UAV. No Material Supplier has notified UAV that it intends to (A) materially reduce the amount of business it is currently doing with UAV or (B) declare any force majeure or exercise any similar remedy under any Contract with such Material Supplier.

(b)             No Material Supplier: (i) to the Knowledge of UAV, is subject to any Legal Requirement that imposes any material restrictions on the operations of such Material Supplier related to COVID-19 that would reasonably be expected to have a Material Adverse Effect; (ii) has defaulted under any UAV Contract or relationship with UAV in any material respect since January 1, 2017; or (iii) to the Knowledge of UAV, has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it.

3.27            Managers; Officers; Powers of Attorney. Section 3.27 of the Disclosure Schedule accurately sets forth: (a) the names of the board of directors of UAV, and (b) the names and titles of the officers of UAV, in each case as of the date of this Agreement. There are no outstanding powers of attorney executed by or on behalf of UAV.

3.28            No Other Representations. Except for the representations and warranties made or contained in this Section 3 (including the related portions of the Disclosure Schedules), neither UAV, Seller nor any other Person makes any express or implied representation or warranty to Purchaser with respect to UAV, or with respect to any other information provided or made available to Purchaser or any of its Representatives in connection with the Contemplated Transactions.

4.            REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and UAV as follows, as of the date hereof and as of the Closing Date:

4.1              Standing. Purchaser is a Private Company Limited by Shares duly incorporated, validly existing and in good standing under the laws of the Republic of Singapore.

4.2              Authority and Due Execution.

(a)            Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the Stock Purchase and the other Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the Stock Purchase and the other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Purchaser or to consummate the Stock Purchase and the other Contemplated Transactions.

(b)            Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which Purchaser is a party will be, duly executed and delivered by Purchaser and constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the Enforceability Exception.

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4.3              Non-Contravention and Consents.

(a)            Non-Contravention. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party do not, and the consummation of the Stock Purchase and the other Contemplated Transactions by Purchaser and the performance of this Agreement and the other Transactions Documents to which Purchaser is or will be a party by Purchaser will not: (i) conflict with or violate any of its Organizational Documents or similar organizational or governing documents then in effect; (ii) conflict with or violate any Legal Requirement applicable to Purchaser; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) by Purchaser under, or impair the rights of Purchaser or alter the rights or obligations of Purchaser under, or give to any Person any rights of termination, amendment or cancellation of, or result in the creation of a Lien on any of the assets of Purchaser pursuant to, any material Contract to which Purchaser is then a party or by which it is then bound.

(b)            Governmental Consents. Assuming the accuracy of the representations made by Seller in Section 2, and UAV in Section 3 of this Agreement, no Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Purchaser in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Purchaser, or the consummation of the Stock Purchase or any of the other Contemplated Transactions by Purchaser.

(c)            Education Consents. Assuming the accuracy of the representations made by Seller in Section 2, and UAV in Section 3 of this Agreement, no notice to, or consent, approval or authorization of, any Education Agency is required to be made or obtained by Purchaser (or any of its Affiliates) under applicable Education Law prior to the consummation of the Contemplated Transactions to continue, renew or reinstate any current Education Approval set forth on Section 3.13(b) of the Disclosure Schedule upon or following the consummation of the Contemplated Transactions.

4.4              IPO and Financing.

(a)            Public Offering. Purchaser has delivered to Seller sufficient evidence of its engagement of an underwriter with the intent to list Purchaser’s shares on the NYSE, where all common shares in the Purchaser shall be issued the pre-IPO valuation (currently estimated at $42.86 per share) (“IPO”) on or before July 30, 2021.

(b)            Private Equity Investment. In the event that the Purchaser elects to raise private equity investment in place of the IPO, Purchaser will use commercially reasonable efforts to seek a written commitment from the “Equity Investor(s)” to be identified on a written commitment (the “Commitment Letter”), pursuant to which certain private equity investors thereto will have committed to provide funding to Purchaser in the amounts and on the terms set forth therein for the purpose of funding an amount equal to the Closing Cash Consideration, plus the Closing Stock Consideration, plus the Bonus Closing Stock Consideration (the “Equity Investment”).

4.5              Education Regulatory Matters.

(a)            To the Knowledge of Purchaser, there exist no facts or circumstances attributable to Purchaser, any Affiliate of Purchaser, or any Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over any of the foregoing, that would, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser or UAV to obtain any Education Consent set forth in Section 7.3(a)(i) or Section 7.3(a)(ii) of the Disclosure Schedule, to obtain any Education Approval material to the continued operation of UAV.

(b)            None of Purchaser or any Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over Purchaser, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. Section 668.174(c)(4)), alone or together, (i) exercises or exercised substantial control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (ii) owes a Liability for a Title IV Program violation, in each case related to the period in which Purchaser or any Person that exercises substantial control over Purchaser, or member of such Person’s family, exercised substantial control over such institution or third-party servicer.

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(c)            None of Purchaser or any chief executive officer of Purchaser has pled guilty to, pled nolo contendere or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(d)            None of Purchaser or any Affiliate thereof that after consummation of the Contemplated Transactions will have the power, by Contract or ownership interest, to direct or cause the direction of the management or policies of the Institution, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

4.6              Valid Issuance; Certificate of Designations. Upon filing of the Certificate of Designations with the applicable Secretary of State, to the extent Closing Stock Consideration is issued as consideration hereunder, any such Closing Stock Consideration being delivered by Purchaser at Closing will be duly and validly issued, fully paid and nonassessable, and each such share or other security will, when issued in accordance with this Agreement, be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws. To the extent Closing Stock Consideration is issued as consideration hereunder, the Closing Stock Consideration will be issued in compliance with all applicable securities Legal Requirements and other applicable Legal Requirements, in each case in all material respects.

4.7               Non-Reliance. Purchaser is not relying, has not relied and will not rely on any representation or warranty whatsoever in connection with the Contemplated Transactions, express or implied, except for the representations and warranties set forth in Section 2 and Section 3, and the representations and warranties set forth in the Seller Closing Certificate.

4.8              Litigation. There is no Legal Proceeding pending, or, to the knowledge of Purchaser, that has been threatened against Purchaser in writing that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with or enforcement of any of the obligations of Purchaser under this Agreement.

4.9              Brokers’ and Finders’ Fees. Other than brokers, finders or investment bankers whose fees and expenses are payable solely by Purchaser or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Transaction Document or any of the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser.

4.10            Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of UAV, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and UAV for such purpose. Purchaser further acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller and UAV set forth in Section 2 and Section 3, respectively (including the related portions of the Disclosure Schedules); and (b) neither Seller, UAV nor any other Person has made any representation or warranty as to Seller, UAV or this Agreement, except as expressly set forth in Section 2 and Section 3 of this Agreement (including the related portions of the Disclosure Schedules).

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5.	CERTAIN COVENANTS OF SELLER AND UAV

5.1              Access; Information. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 and the Closing (the “Pre-Closing Period”), UAV shall, and shall ensure that UAV and its Representatives: (i) promptly upon request and reasonable advance notice, provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours to (A) UAV’s executive management team, (B) any other Persons within UAV to whom Purchaser reasonably requests access, (C) the assets and properties (including the Leased Real Property) and (D) all books, records, work papers and other documents and information relating to UAV; (ii) promptly upon request and reasonable advance notice, provide Purchaser and Purchaser’s Representatives with copies of such books, records, work papers and other documents and information relating to UAV, and with such additional financial, operating and other data and other information regarding UAV, as Purchaser may reasonably request; (iii) without limitation of the foregoing, on a monthly basis, provide to Purchaser promptly after the end of each month a copy of a management report for such period, in a manner substantially consistent with UAV’s practices prior to the date of this Agreement; and (iv) without impact on the terms of Section 5.2, keep Purchaser informed as to any material actions taken or proposed to be taken in connection with any COVID-19 Measures that would have a material adverse effect on the operations or the assets, properties or employees or former employees of UAV; provided, however, that under no circumstance shall the foregoing require any of UAV to: (1) violate any Legal Requirement or Education Law; (2) grant any access or disclose any information in breach of any obligation of confidentiality to any Person; or (3) take any action that would or could reasonably be expected to waive any attorney-client privilege.

5.2              Operation of the Business of UAV.

    (a)            During the Pre-Closing Period, except as (x) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) set forth in Section 5.2(a) of the Disclosure Schedule, UAV shall use its commercially reasonable efforts to:

     (i)            conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

     (ii)           preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, faculty, students, landlords, creditors, employees and other Persons having business relationships with UAV; and

     (iii)          promptly complete and submit the forgiveness application with supporting documentation relating to UAV’s PPP Loan, and prepare for the escrow of amounts equal to the full amount of the initial PPP Loan (“PPP Funds”).

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    (b)            During the Pre-Closing Period, except as (x) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) set forth in Section 5.2(b) of the Disclosure Schedule, UAV shall not:

     (i)            cancel or fail to replace or renew any of its material insurance policies identified in Section 3.19(a) of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such material insurance policies;

     (ii)           sell, issue, grant or authorize the sale, issuance, or grant of: (A) any Stock or security of UAV; (B) any option, warrant or right to acquire any Stock or security of UAV; or (C) any instrument convertible into or exchangeable for any Stock or security of UAV;

     (iii)          amend or permit the adoption of any amendment to any of its Organizational Documents, or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of Stock or similar transaction;

     (iv)           except in the ordinary course of business, enter into, amend or modify any engage in any transactions or Contracts;

     (v)            acquire the equity securities of any other Person or all or substantially all of the assets of any other Person;

     (vi)           enter into (A) any joint venture or (B) any strategic partnership or alliance (other than articulation agreements entered into in the ordinary course of business consistent with past practices);

     (vii)          renew, extend, amend or modify any lease or sublease as lessee or sublessee for any Leased Real Property;

     (viii)        (A) enter into any collective bargaining, works council, labor, voluntary recognition or similar agreement or other Contract with any employee representative body; (B) establish, adopt, amend or terminate any Employee Benefit Plan (or any plan, policy, program, arrangement or agreement which would be an Employee Benefit Plan if it were in existence on the date of this Agreement) that results in excess of $50,000 in incremental (relative to the Liabilities pursuant to the existing Employee Benefit Plan being so amended or being adopted or established in replacement thereof and except to the extent otherwise permitted by this Section 5.2(b)(viii)) annual Liabilities to UAV; (C) hire, engage, or make an offer to hire or engage, any new Associate with an annual salary in excess of $100,000; (D) fire or terminate any Associate on the executive team of UAV, except for cause; or (E) grant any new right to severance or termination pay, or increase any existing right to severance or termination pay, to any Associate, other than in the ordinary course of business and consistent with past practices;

     (ix)          settle any Legal Proceeding with (A) non-monetary Liabilities or obligations of UAV applicable to any period following the Closing and/or (B) payment obligations of UAV that would remain unsatisfied following the Closing;

     (x)           amend the terms of any equity grant (or any portion thereof) to any Associate listed on Section 5.2(b)(x) of the Disclosure Schedule to accelerate vesting of awards thereto (or otherwise accelerate the vesting applicable under any such award thereto), other than any such acceleration of the vesting of an equity grant in connection with the Contemplated Transactions;

     (xi)          sell or dispose of any material asset, except in the ordinary course of business consistent with past practices;

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     (xii)         change the base salary, commission or bonus compensation of any of the management employees listed on Section 5.2(b)(xii) of the Disclosure Schedule, except in the ordinary course of business consistent with past practices;

     (xiii)        enter into any transaction with any Related Party;

     (xiv)         expend or disburse funds received pursuant to the Higher Education Emergency Relief Fund established by the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (03/27/2020) (“HEERF Funds”), except (A) to the extent approved by Purchaser (which approval shall not be unreasonably denied, conditioned or delayed), or (B) for expenses of a type for which HEERF Funds were used as reflected in the unaudited financial statements of UAV for the 12-month period ended November 30, 2020; or

     (xv)          authorize or approve, or agree, commit or offer to take, any of the actions described in clauses “(i)” through “(xiv)” of this Section 5.2(b).

Purchaser acknowledges and agrees that nothing contained in this Agreement shall give Purchaser the right to control or direct the operations of UAV prior to the Closing within the meaning of applicable antitrust laws.

5.3              Notification. During the Pre-Closing Period, Seller shall promptly notify Purchaser in writing of (a) any event, condition, fact or circumstance of which Seller obtains Knowledge that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely; provided, however, that Seller’s failure to notify Purchaser of any such event condition, fact or circumstance based on a breach of or inaccuracy in any representation and warranty set forth in Section 2 or Section 3 shall not be deemed to cause the condition set forth in Section 7.2 not to be satisfied unless such breach of or inaccuracy in such representation and warranty is then continuing and would cause the condition set forth in Section 7.1 not to be satisfied. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (a) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (b) determining whether any of the conditions set forth in Section 7 has been satisfied. During the Pre-Closing Period, Purchaser shall promptly notify Seller in writing of any event, condition, fact or circumstance of which Purchaser obtains knowledge or otherwise becomes aware of that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 8 impossible or unlikely; provided, however, that Purchaser’s failure to notify Seller of any such event condition, fact or circumstance based on a breach of or inaccuracy in any representation and warranty set forth in Section 4 shall not be deemed to cause the condition set forth in Section 8.2 not to be satisfied unless such breach of or inaccuracy in such representation and warranty is then continuing and would cause the condition set forth in Section 8.1 not to be satisfied.

5.4              No Negotiation. During the Pre-Closing Period, Seller shall not, and shall ensure that UAV and no Representative of UAV shall: (a) solicit, knowingly encourage or knowingly facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any Contract, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. Seller shall promptly (and in any event within 48 hours after receipt thereof) give Purchaser notice orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by Seller or UAV or any Representative of UAV during the Pre-Closing Period.

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5.5              Confidentiality. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, Seller shall, and shall cause its Affiliates and any such Affiliates’ Representatives to, keep confidential all Confidential Information of UAV, except that Seller or such Affiliate or Representative may disclose such information to the extent that such information is required to be disclosed by or pursuant to any Legal Requirement, Legal Proceeding, Education Law or proceeding before an Education Agency, after (to the extent legally permissible) prior consultation with Purchaser so that Purchaser may seek an appropriate protective order and/or waive compliance with this Agreement (and, if Purchaser seeks a protective order, Seller shall cooperate, shall cause UAV to cooperate, and shall use its commercially reasonable efforts to cause any Representative thereof to cooperate, with Purchaser as Purchaser shall reasonably request and at Purchaser’s sole cost and expense).

5.6              Public Announcements. On or promptly following the date hereof, Purchaser shall issue a press release with respect to this Agreement and the Contemplated Transactions and shall (a) consult with Seller at a reasonable time prior to its issuance to allow Seller to comment on such release and (b) consider in good faith any comments timely provided by Seller to such release. From and after the date of this Agreement, except as expressly contemplated by this Agreement, none of the parties hereto shall issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement, any other Transaction Document or any of the other Contemplated Transactions, without each other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, may, subject to the terms and conditions of this Agreement (other than the provisions of this Section 5.6), make public announcements and engage in public communications regarding this Agreement and the Contemplated Transactions to the extent such announcements or communications are entirely consistent with prior public disclosures of the parties to this Agreement regarding the Contemplated Transactions in accordance with this Section 5.6. UAV shall not make any statement or announcement to its employees relating to the Contemplated Transactions without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than internal announcements to employees or communications with Representatives, in each case on a confidential basis. Notwithstanding the foregoing: (x) each party may provide information about this Agreement and the Contemplated Transactions (i) to a Governmental Entity, Accrediting Body or Education Agency pursuant to any applicable Legal Requirement or Education Law or in response to any inquiries by such Governmental Entity, Accrediting Body or Education Agency in connection with its investigation or review with respect to this Agreement, the Stock Purchase or any of the other Contemplated Transactions, (ii) as otherwise required by or pursuant to any applicable Legal Requirement, Legal Proceeding, Education Law or proceeding before any Education Agency or (iii) as contemplated by this Agreement; and (y) Purchaser may, without the prior consent of the other parties hereto, issue any such press release or make any such public announcement or statement as it deems, based on the advice of legal counsel, is required by any applicable securities law or stock exchange rule.

5.7              Education Matters. UAV shall use its commercially reasonable efforts not to, and shall cause UAV to use its commercially reasonable efforts not to, suffer, permit or take any action which would be likely to cause the loss of any Education Approval.

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6.            CERTAIN COVENANTS OF THE PARTIES

6.1              Cooperation; Consents and Filings.

(a)            Generally. The parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Stock Purchase and make effective the other Contemplated Transactions on a timely basis. Without limiting the generality of the foregoing, each party to this Agreement:; (i) shall use its commercially reasonable efforts to effectuate or obtain, as applicable, the Pre-Closing Education Notices and Consents; (ii) shall use commercially reasonable efforts to obtain any consent or approval of the Contemplated Transactions from the counterparties to the Contracts set forth on Section 2.2(b) and Section 3.4(b) of the Disclosure Schedule, or written confirmation from such counterparties reasonably satisfactory in form and substance to Seller and Purchaser confirming that such consent is not required; and (iii) shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to lift any restraint, injunction or other legal bar to the Stock Purchase. Seller shall afford Purchaser a reasonable opportunity to review each such filing, and the form of each such notice or consent, to be filed or made by or on behalf of Seller or UAV, and shall consider in good faith any comments timely made by Purchaser with respect to any such filing or form of notice or consent. Purchaser shall afford Seller a reasonable opportunity to review each such filing, and the form of each such notice or consent, to be filed or made by or on behalf of Purchaser, and shall consider in good faith any comments timely made by Seller with respect to any such filing or form of notice or consent. If required by the R&W Insurance Policy as a condition to coverage of certain representations and warranties as of the Closing and requested by Purchaser within 30 days of the scheduled Closing Date, UAV shall (i) use commercially reasonable efforts to facilitate and cooperate with Purchaser to complete a bring down diligence review by Purchaser as to matters occurring during the Interim Period and (ii) deliver, no later than three Business Days prior to the scheduled Closing Date, updated Disclosure Schedules as of the Closing reflecting modifications to the Disclosure Schedule only for Post-Signing Events (the “Updated Schedules”); provided that, except as provided in Section 5.3, the Updated Schedules shall qualify only the truth or accuracy of the representations and warranties made or deemed made as of the Closing for purposes of the R&W Insurance Policy, and, for the avoidance of doubt, shall have no impact or effect on any breach or inaccuracy of any representation or warranty made or deemed made as of the date of this Agreement for any purpose, except to the extent provided in Section 5.3.

(b)            Seller, UAV and Purchaser shall use their respective commercially reasonable efforts to respond promptly to: (i) any inquiry or request received from WSCUC for additional information or documentation; or (ii) any inquiry or request received from ED, any State Education Agency or other Education Agency in connection with the Pre-Closing Education Notices and Consents.

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(c)            Each of Purchaser, Seller and UAV shall use its commercially reasonable efforts to promptly upon request supply the other with any information reasonably required in order to effectuate any filing, consent or notice pursuant to (and to otherwise comply with its obligations set forth in) Section 6.1(a) and any response under Section 6.1(b). Except where prohibited by applicable Legal Requirements or Education Law or by any Governmental Entity or Education Agency, Seller, Purchaser and UAV shall each use its commercially reasonable efforts to: (A) consult with each other prior to taking a position with respect to any such filing, consent, notice or response; (B) permit each other to review and discuss in advance, and consider in good faith the views of each other in connection with, any analysis, appearance, presentation, memorandum, brief, white paper, argument, opinion or proposal before making or submitting any of the foregoing to any Governmental Entity or Education Agency in connection with any Legal Proceeding or other proceeding related to this Agreement or any of the Contemplated Transactions (including any such proceeding by or before an Education Agency);(C) not agree to participate in any substantive meeting or discussion with any Governmental Entity or Education Agency in respect of any filings, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless it consults with each other such party in advance and, to the extent permitted by such Governmental Entity or Education Agency, gives each other such party the opportunity to attend and participate thereat; provided, however, that any party may accept unprompted telephone calls from representatives of Governmental Entities and Education Agencies, provided such party promptly advises the other parties of the substance of any discussion had thereby; and (D) promptly provide each other such party with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by any such party with or to any Governmental Entity or Education Agency related to this Agreement or any of the Contemplated Transactions. Following the Closing, Seller, Purchaser and UAV will use their commercially reasonable efforts to cooperate promptly with each other in providing such information and assistance as any of them may reasonably request in connection with making notices to, and obtaining consents from, Education Agencies relating to the Contemplated Transactions, including the Post-Closing Education Notices and Consents.

6.2              Commercially Reasonable Efforts. Prior to the Closing: (a) UAV and Seller shall use their respective commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.3              Tax Matters.

(a)            Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements or similar agreements (other than any agreement entered into in the ordinary course of business and is not primarily related to the allocation or sharing of Taxes) with respect to Taxes to which UAV is subject or bound shall be terminated prior to the Closing and, after the Closing, UAV shall not be bound thereby or have any Liability thereunder.

(b)            Certain Taxes and Fees. Seller and Purchaser shall each pay fifty percent (50%) of all transfer, real estate, recording, documentary, sales, use, stamp, registration and other similar Taxes, and any conveyance fees or recording charges incurred in connection with and the Contemplated Transactions (collectively, the “Transfer Taxes”) when due. The party responsible under applicable Legal Requirements for filing any Tax Return relating to Transfer Taxes shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, Seller or Purchaser (as applicable) shall join in the execution of any such Tax Returns and other documentation.

(c)            Cooperation on Tax Matters. Following the Closing, the parties, upon reasonable request, shall cooperate with each other and shall make available to each other and to any Governmental Entity, all information, records or documents relating to Tax or potential Tax of UAV for all Tax periods ending on or prior to the Closing and any information which may be relevant to determining any amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. Without limiting the foregoing, Seller shall make available to Purchaser the records of individual wages of all employees of UAV, as well as copies of state unemployment Tax Returns, to the extent necessary for Purchaser to verify future unemployment Tax rates and to calculate the correct payroll Taxes for the remainder of the calendar year in which the Closing occurs.

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(d)            Filing of Returns.

(i)         Subject to Section 6.3(a), Seller shall prepare, or cause to be prepared, at the sole cost and expense of Seller, all Tax Returns of UAV with respect to taxable periods ending on or before the Closing Date due date (taking into account all valid extensions) after the Closing Date (collectively, the “Seller Returns”). Not later than thirty (30) days prior to the due date for filing of a Seller Return (or, in the case of a Seller Return other than with respect to income Taxes, a reasonably practicable amount of time, which shall not be less than five (5) Business Days prior to the due date thereof), Seller shall provide Purchaser with a copy of Seller’s Return. Seller shall consider in good faith changes to a Seller Return that Purchaser reasonably requests. Purchaser shall timely file each Seller Return, as prepared in accordance with the foregoing, and Seller shall reasonably cooperate with Purchaser to the extent necessary to file each such Seller Return.

(ii)        Purchaser shall prepare, or cause to be prepared, and duly and timely file, or cause to be filed, at its sole cost and expense, all Tax Returns of UAV for Straddle Periods (collectively, the “Purchaser Returns”). Not later than thirty (30) days prior to the due date for filing of a Purchaser Return (or, in the case of a Purchaser Return other than with respect to income Taxes, a reasonably practicable amount of time, which shall not be less than five (5) Business Days prior to the due date thereof), Purchaser shall provide Seller with a copy of such Purchaser Return. Purchaser shall consider in good faith any changes to a Purchaser Return that Seller reasonably requests. All Purchaser Returns shall be prepared in accordance with (i) the existing procedures and practices and accounting methods of UAV as in effect on the date hereof, and (ii) to the extent applicable, the conventions provided in Section 6.3(d)(iii).

(iii)       Notwithstanding anything in this Agreement to the contrary, the Purchaser and the Seller shall (and shall cause UAV to): (i) treat the UAV as having a final tax year as an S Corporation ending on the day immediately before the Closing Date with respect to which it will file an IRS Form 1120S (and any corresponding income Tax Return under state or local Law); (ii) treat any Transaction Deductions as deductible on UAV’s IRS Form 1120S (and any corresponding income Tax Return under state or local Law) for the taxable year ending as of the day before the Closing Date; (iii) treat any gains, income, deductions, losses, or other items realized by UAV for U.S. federal, state, or local income tax purposes with respect to any Purchaser Closing Date Transaction as occurring on the day immediately following the Closing Date; and (iv) not make an election under Section 336(e) of the Code, Section 338(g) of the Code, or Section 338(h)(10) of the Code with respect to the acquisition of Stock contemplated by this Agreement.

(e)            Straddle Period. For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes of UAV for a Straddle Period, the determination of the Taxes of UAV for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date as follows: (i) with respect to periodic taxes such as real, personal property, and other similar Taxes imposed on the periodic basis (which, for the sake of clarity, shall exclude income, franchise/capital, sales, use, payroll and withholding Taxes), by apportioning such Taxes for the entire Straddle Period ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand, and (ii) with respect to all other Taxes, by allocating such Taxes between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies or their Subsidiaries were closed at the close of the Closing Date; provided, however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes (which, for the sake of clarity, shall exclude income, franchise/capital, sales, use, payroll and withholding Taxes), shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand. For purposes of this Section 6.3(e), the Seller and the Purchaser shall (and the Purchaser shall cause UAV and their Affiliates to) use the conventions provided in Section 6.3(d)(ii) with respect to (i) allocating Transaction Deductions and (ii) allocating any gains, income, deductions, losses, or other items attributable to UAV for U.S. federal, state, or local income tax purpose with respect to any Purchaser Closing Date Transaction. This Section 6.3(e) shall not apply to Transfer Taxes.

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(f)            Tax Refunds. Any Tax Refund for a Pre-Closing Tax Period shall be the property of the Seller. To the extent that the Purchaser or UAV (or any of their Affiliates) receives a Tax Refund that is the property of the Seller as determined pursuant to the preceding sentence, the Purchaser shall pay to the Seller the amount of such Tax Refund (and interest received from the Governmental Entity with respect to such Tax Refund). The amount due to the Seller shall be payable not more than ten (10) days after the receipt of the Tax Refund from the applicable Governmental Entity (or, if the Tax Refund is in the form of a credit or offset against Taxes, not more than ten (10) days after the due date of the Tax Return claiming such credit or offset against Taxes). The Purchaser shall (and shall cause UAV and their Affiliates to) take all actions necessary, or requested by the Seller to timely claim any Tax Refund that will give rise to a payment under this Section 6.3(f).

(g)            Seller Tax Matters. Without the Seller’s prior written consent (which may be withheld in the Seller’s sole discretion), the Purchaser shall not take (or allow UAV or any Affiliate to take) any of the following actions with respect to Taxes or Tax Returns, in each case for a Tax period ending on or before the Closing Date: (a) amend any previously filed Tax Returns of UAV; (b) extend or waive any statute of limitations with respect to Taxes or Tax Returns of UAV; (c) file any ruling request with any Governmental Entity that relates to Taxes or Tax Returns of UAV; (d) initiate disclosure to, or discussions or examinations with, any Governmental Entity regarding any Tax or Tax Return of UAV, including disclosure to, or discussions with, a Governmental Entity with respect to filing Tax Returns in jurisdictions that UAV has not filed a Tax Return or paid Taxes; (e) waive the right (or the portion thereof) to any Tax Refund that will give rise to a payment under Section 6.3(e); or (f) engage in any Purchaser Closing Date Transaction.

(h)            Payments for Transaction Deductions. To the extent that Purchaser, UAV, or any of their Affiliates realizes a Tax Benefit in a Post-Closing Tax Period as a result of the Transaction Deductions, Purchaser shall within ten (10) days of realizing such Tax Benefit or filing a Tax Return claiming such Tax Benefit, pay to the Seller the amount of such Tax Benefit.

(i)            Tax Proceeding.

(i)         In the case of any audit, administrative or judicial proceeding, any demand or claim, or any similar matter with respect to Taxes or Tax Returns (each, a “Tax Proceeding”) of UAV that relates to a Tax period ending on or before the Closing Date, the Seller shall have the right to control the conduct of such Tax Proceeding. In the event the Seller decides to control the conduct of a Tax Proceeding of UAV that relates to Tax period ending on or before the Closing Date (a “Seller Tax Proceeding”), (i) the Seller shall notify the Purchaser that it is electing to control the conduct of such Seller Tax Proceeding, (ii) Purchaser shall (and shall cause UAV and their Affiliates to) promptly complete and execute any powers of attorney or other documents that are necessary or that the Seller requests to allow the Seller to control such Seller Tax Proceeding, (iii) the Seller shall control the conduct of such Seller Tax Proceeding, (iv) the Seller shall keep the Purchaser reasonably informed of the status of developments with respect to such Seller Tax Proceeding, and (v) the Purchaser shall have the right to participate in, at the Purchaser’s own expense, such Seller Tax Proceeding.

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(ii)        In the case of a Tax Proceeding of UAV that relates to a Straddle Period (a “Purchaser Tax Proceeding”), the Purchaser, at its sole cost and expense, shall control the conduct of such Purchaser Tax Proceeding; provided, that, (i) the Purchaser shall keep the Seller reasonably informed of the status of developments with respect to such Purchaser Tax Proceeding, (ii) the Seller shall have the right to participate in, at the Seller’s own expense, such Purchaser Tax Proceeding, (iii) the Seller shall have the right at any time to elect pursuant to Section 6.3(i)(i) to control such Purchaser Tax Proceeding and, in such circumstances, Section 6.3(i)(i) shall govern, and (iv) the Purchaser shall not, and shall not allow UAV or any Affiliate to, settle, resolve, or abandon such Purchaser Tax Proceeding without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed).

6.4            Management Advisory Services. The Parties shall agree upon commercially reasonable terms pursuant to which Marco Johnson, Sandra Johnson, and Dr. Barry Ryan shall provide management advisory services to UAV post-Closing, for a period of twelve (12) months. Such terms shall be mutually agreed in writing as soon as practicable after the execution of this Agreement.

7.            CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to cause the Stock Purchase to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

7.1            Accuracy of Representations. (a) Each of the Seller Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); and (b) each of the representations and warranties made by Seller and UAV in Section 2 and Section 3 (other than the Seller Fundamental Representations) shall be accurate in all respects at and as of the Closing as if made at and as of the Closing (other than representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) except for any inaccuracy that would not, alone or together with any other inaccuracy in any other representations and warranties, reasonably be expected to result in a Material Adverse Effect; provided, however, that: (i) for purposes of determining the accuracy of the representations and warranties referred to in clause “(b)” above, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) for purposes of determining the accuracy of the representations and warranties referred to in clauses “(a)” and “(b)” above, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

7.2            Performance of Covenants. Each of the covenants and obligations that UAV or Seller is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

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7.3            Governmental and Other Consents; Expiration of Notice Periods.

 (a)           Education Matters.

(i)            Pre-Closing Education Notices and Consents. The Education Consents set forth on Section 7.3(a)(i) of the Disclosure Schedule and the ED Abbreviated Pre-Acquisition Review Notice shall have been obtained or effectuated, as applicable, and no Education Agency listed on Section 7.3(a)(i) of the Disclosure Schedule shall have notified UAV, Seller, or Purchaser in writing that it has made a determination not to issue an Education Consent set forth on Section 7.3(a)(i) of the Disclosure Schedule. Notwithstanding the foregoing, if as of the Closing Date, the conditions set forth in Section 7 have been satisfied or waived, other than the issuance of an ED Abbreviated Pre-acquisition Review Notice pursuant to this Section 7.3(a)(i), then the condition of the ED Abbreviated Pre-Acquisition Review Notice shall be deemed waived.

(ii)            Post-Closing Education Notices and Consents. No Education Agency shall have informed UAV, Seller, or Purchaser in writing that it has made a determination not to approve the Contemplated Transactions or to continue or renew its Education Approval of UAV under the ownership of Purchaser following the Closing; provided, that the parties shall cooperate in good faith and use commercially reasonable efforts to obtain reconsideration or reversal of such determination not to approve the Contemplated Transactions or to continue or renew such Education Approval, and such determination shall not form a basis for the termination of this Agreement prior to the End Date.

(iii)            ED Abbreviated Pre-Acquisition Review Notice. The ED Abbreviated Pre-Acquisition Review Notice shall not indicate that, based upon its review of the ED Abbreviated Pre-Acquisition Review Application, ED intends to (1) impose or otherwise require UAV or Purchaser to post after the Closing Date one or more Title IV Letters of Credit in favor of ED in excess of 50% of the Institution’s Title IV Program funding during UAV most recently completed fiscal year (as calculated by ED) as part of a materially complete change in ownership and control application (“Pre-Acquisition Review Letter of Credit”); or (2) impose other material limitations on UAV after the Closing Date which would result in a Material Adverse Effect.

(iv)            Distance Education State Authorization. UAV shall hold an Education Approval from the applicable State Education Agency for each state in which UAV is offering online distance education services and has students located who are enrolled in distance education programs; provided, however, that if, in the aggregate, the states in which UAV fails to hold an Education Approval from the relevant State Education Agency represent less than 5% of the students enrolled in the Institution’s education programs during the 12 months prior to the date of this Agreement, then the failure to hold an Education Approval in those states shall be disregarded for purposes of this condition.

(b)            Other Consents and Notices. All Consents and notices identified in Schedule 7.3(b) shall have been obtained (in the case of Consents) or made (in the case of notices) and shall be in full force and effect.

(c)            No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Stock Purchase by Purchaser shall have been issued by any court of competent jurisdiction in the United States or other federal or state Governmental Entity in the United States and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Stock Purchase by any federal or state Governmental Entity in the United States that makes consummation of the Stock Purchase by Purchaser illegal.

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7.4            No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

7.5            Certificate. Seller shall have delivered a certificate containing the representation and warranty of Seller that the conditions set forth in Section 7.1, Section 7.2 and Section 3 have been duly satisfied (the “Seller Closing Certificate”).

7.6            Agreements and Documents. Purchaser shall have received the agreements and documents identified in Section 1.4(a), each of which shall be in full force and effect.

7.7            IPO and Equity Investment. On or before July 30, 2021, Purchaser shall have (i) completed the IPO, or, at its option (ii) secured the Equity Investment and all conditions of the Equity Investor to fund the Closing Consideration on the Closing Date shall have been fulfilled or otherwise waived.

7.8            Due Diligence. Purchaser shall have conducted satisfactory review, analysis, investigation and audits, in its sole discretion, of all documents, records and information of UAV related the Transaction (“Due Diligence”).

7.9            Escrow of PPP Funds. Seller shall have (i) deposited into an escrow account the PPP Funds, as required under the terms of the PPP Loan, and (ii) delivered to Purchaser a copy of such escrow agreement with Bank of America, NA.

8.            CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

The obligation of Seller to effect the Stock Purchase and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of the following conditions:

8.1            Accuracy of Representations. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be accurate in all material respects as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Purchaser to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Stock Purchase; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2            Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

8.3            Seller Pre-Closing Education Notices and Consents. The Education Consents set forth on Section 7.3(a)(i) of the Disclosure Schedule and shall have been obtained or effectuated, as applicable, and no Education Agency listed on Section 7.3(a)(i) of the Disclosure Schedule shall have notified UAV, Seller, or Purchaser in writing that it has made a determination not to issue an Education Consent set forth on Section 7.3(a)(i) of the Disclosure Schedule; provided, that the parties to this Agreement shall cooperate in good faith and use commercially reasonable efforts to obtain reconsideration or reversal of an Education Agency determination not to issue such Education Consent, and such determination shall not form a basis for the termination of this Agreement prior to the End Date.

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8.4            Certificate. Seller shall have received a certificate duly executed on behalf of Purchaser by an officer of Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied (the “Purchaser Closing Certificate”).

8.5            No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Stock Purchase by Seller shall have been issued by any court of competent jurisdiction in the United States or other federal or state Governmental Entity in the United States and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Stock Purchase by any federal or state Governmental Entity in the United States that makes consummation of the Stock Purchase by Seller illegal.

8.6            Agreements and Documents. Seller shall have received the payments, and to the extent applicable, the agreements, certificates and documents, identified in Section 1.4(b), each of which shall be in full force and effect.

9.            TERMINATION

9.1            Termination Events. This Agreement may be terminated:

(a)            by the mutual written consent of Purchaser and Seller;

(b)            by Purchaser if by 12:00 a.m. (Pacific Time) on August 2, 2021 (“End Date”), and any condition set forth in Section 7 (other than any condition to be satisfied at the Closing) has not been satisfied or waived as of the time of the End Date; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if Purchaser’s breach of any representation, warranty, covenant or agreement under this Agreement resulted in the failure of any condition set forth in Section 7 to be satisfied by the End Date;

(c)            by Seller if by the End Date, any condition set forth in Section 8 has not been satisfied or waived as of the End Date; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if a breach of any representation, warranty, covenant or agreement under this Agreement by Seller or UAV resulted in the failure of any condition set forth in Section 8 to be satisfied by such time on the End Date;

(d)            by Purchaser or Seller if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Purchase; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Stock Purchase by any Governmental Entity that would make consummation of the Stock Purchase illegal;

(e)            by Purchaser if: (i) at any time from and after the date of this Agreement, any representation or warranty of UAV or Seller contained in this Agreement shall be inaccurate, or shall have become inaccurate, such that any of the conditions set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of UAV or Seller contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred; or

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(f)              by Seller if: (i) any representations or warranties of Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of the covenants of Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied.

9.2           Termination Procedures.

(a)             Termination Notice. If Purchaser or Seller wishes to terminate this Agreement, the terminating party shall deliver to the other party a written notice setting forth a brief description of the basis on which the terminating party is terminating this Agreement and the effective date of the termination (“Termination Notice”).

(b)             Termination Extension. Notwithstanding any other provision to the contrary, if by July 30, 2021 (i) neither of the conditions set forth in Section 7.7 have been satisfied, or (ii) the parties have not received a Pre-Closing Educational Consent of WSCUC, then, prior to issuing any Termination Notice, then the parties shall attempt for a period of forty-five (45) calendar days (“Negotiation Period”) to negotiate a mutually agreeable extension of the Closing Date or waiver of the foregoing conditions. In the event the parties do not agree in writing to an extension of the Closing Date or waiver of the foregoing conditions during the Negotiation Period, either party may send a Termination Notice at any time thereafter. If the termination is based solely on the foregoing Section 9.2(b)(i) and/or (ii), then each party’s sole remedy will be the receipt of its respective portion of the Escrow Deposit per Section 9.3(c).

9.3            Effect of Termination.

(a)             If this Agreement is terminated, all further obligations of the parties under this Agreement shall terminate and (i) neither Purchaser nor Purchaser Related Parties shall have any further liability or obligation to Seller, UAV, any other Seller Related Parties or any other Person, and none of Seller, UAV or any other Seller Related Party shall have any further liability or obligation to Purchaser, any Purchaser Related Party or any other Person, arising out of, relating to or in connection with any loss, damages, liability, cost or expense sustained or incurred as a result of or in connection with the failure of the Stock Purchase or any other Contemplated Transaction to be consummated or for any breach of, or failure to perform under, this Agreement or any other Transaction Document or otherwise in connection with any of the Contemplated Transactions; and (ii) none of Seller, UAV or any other Seller Related Party shall seek, or be entitled to, any relief or remedy of any kind whatsoever (whether such remedy or relief is sought in equity or at law, in contract, in tort or otherwise) against Purchaser or any Purchaser Related Party, and none of Purchaser or any Purchaser Related Party shall seek, or be entitled to, any relief or remedy of any kind whatsoever (whether such remedy or relief is sought in equity or at law, in contract, in tort or otherwise) in connection with this Agreement, the Stock Purchase, any of the other Contemplated Transactions (or the abandonment thereof) or any matter forming the basis for the termination of this Agreement, and there shall be no liability on the part of any of the parties to this Agreement.

(b)             Notwithstanding anything to the contrary contained in this Agreement, except for Section 9.2(b), if this Agreement is terminated: (i) no party to this Agreement shall be relieved of any obligation or liability arising from any fraud by such party or material and willful breach of any covenant or obligation contained in this Agreement; (ii) each party to this Agreement shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.5; and (iii) each party to this Agreement shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 11.

(c)             Escrow Deposit Release.

(i)             At the Closing, Seller and Purchaser shall each execute a letter of direction to the Escrow Agent to release the Escrow Deposit to the Seller.

(ii)            Effective November 28, 2020, $250,000.00 of the Escrow Deposit became non-refundable.

(iii)           Upon the execution of this Agreement, the remaining $250,000 of the Escrow Deposit becomes non-refundable. Notwithstanding the foregoing, if the Agreement is terminated because (A) the Pre-Closing Educational Consent from WSCUC it not obtained by the Closing Date, or (B) Seller fails to complete the Closing after all conditions set forth in Section 8 have been satisfied, then the $250,000.00 referenced in this Section 9.3(c)(ii), and any interest earned thereon, shall be refunded to Purchaser, without prejudice to any other rights Purchaser have under this Agreement. Within five (5) days of the termination date, Seller and Purchaser shall each execute and deliver a letter of direction to the Escrow Agent to release this portion of the Escrow Deposit to the Purchaser.

10.             INDEMNIFICATION.

10.1          Survival.

(a)             General Survival. Subject to Section 10.1(c), the representations and warranties made by Seller in this Agreement shall survive the Closing until 12:00 a.m. (Pacific Time) on the first anniversary of the Closing Date (the “Indemnification Expiration Date”), and any liability of Seller with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time on or prior to the Indemnification Expiration Date, any Purchaser Indemnitee delivers to Seller a Notice of Claim alleging an inaccuracy in or breach of any such representation or warranty, then the claim asserted in such Notice of Claim shall survive the Indemnification Expiration Date until such time as such claim is fully and finally resolved.

(b)             Purchaser Representations and Covenants. All representations and warranties made by Purchaser in this Agreement, and all covenants of Purchaser in this Agreement that by their terms are to be performed at or prior to the Closing, shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations, warranties and covenants shall thereupon cease; provided, however, that each Purchaser Fundamental Representation shall survive the Closing until 11:59 p.m. (Pacific Time) on the applicable Fundamental Representations Expiration Date; provided further, however, that if, at any time on or prior to the applicable Fundamental Representations Expiration Date, Seller delivers to Purchaser a Notice of Claim alleging an inaccuracy in or breach of any Purchaser Fundamental Representation, then the claim asserted in such Notice of Claim shall survive such Fundamental Representations Expiration Date until such time as such claim is fully and finally resolved. All covenants of Purchaser in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms.

(c)             Fraud. Notwithstanding anything to the contrary contained in Sections 10.1(a), the limitations set forth in Sections 10.1(a) shall not apply to any claim for indemnification by any Indemnitee for fraud.

10.2          Indemnification.

(a)             Indemnification by Seller. From and after the Closing (but subject to Section 10.1), Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are sustained or incurred at any time by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from or are a result of, or are connected with:

(i)             any inaccuracy in or breach of any representation or warranty made by Seller or UAV in this Agreement (without giving effect to (A) any materiality or similar qualification limiting the scope of such representation or warranty or (B) subject to the proviso of Section 5.3, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement) or the Seller Closing Certificate;

(ii)            any breach of any covenant or obligation of Seller or, in the case of any covenant or obligation to be performed at or prior to the Closing, UAV in this Agreement;

(iii)           any fraud by UAV or Seller; or

(iv)           regardless of the disclosure of any matter set forth in the Disclosure Schedule, (A) any Liability for any Tax of UAV for any Pre-Closing Tax Period, (B) any and all liability for payment of amounts described in clause (A) of this section whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date, and (C) Transfer Taxes which Seller is responsible for pursuant to Section 6.3(b) (collectively, “Indemnified Taxes”); provided, however, Indemnified Taxes shall not include any of the following Taxes: (A) Taxes to the extent included in the computation of Indebtedness, or Unpaid UAV Transaction Expenses, in each case, as finally determined; (B) Taxes resulting from a breach by Purchaser of any covenant or agreement contained in this Agreement; (C) Transfer Taxes which Seller is responsible for pursuant to Section 6.3(b); and (D) any Taxes resulting from any Purchaser Closing Date Transactions.

(b)             Indemnification by Purchaser. From and after the Closing (but subject to Section 10.1), Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are sustained or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from or are a result of, or are connected with:

(i)             any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement (without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty) or the Purchaser Closing Certificate;

(ii)            any breach of any covenant or obligation of Purchaser or, in the case of any covenant or obligation to be performed after the Closing, UAV in this Agreement; or

(iii)          any fraud by Purchaser.

10.3             Limitations.

(a)             Deductible. Subject to Section 10.3(b), Seller shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement (other than the Seller Fundamental Representations) until the Damages incurred by the Purchaser Indemnitees with respect to the matter giving rise to such inaccuracy or breach exceed $300,000 in the aggregate (the “Deductible Amount”). If the total amount of such Damages exceeds the Deductible Amount, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for only the portion of such Damages exceeding the Deductible Amount.

(b)             Cap. The total amount of indemnification payments that Seller shall be required to make to the Purchaser Indemnitees pursuant to Section 10.2(a) shall be limited to $3,000,100.00 (“Cap”).

(c)             Applicability of Deductible Amount and Cap. Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 10.3(d)), the limitations set forth in Section 10.3(a) and Section 10.3(b) shall not apply to any amount payable by Seller in indemnification payments under this Agreement for: (i) inaccuracies in or breaches of any of the Seller Fundamental Representations; (ii) Section 10.2(a)(iii) (fraud); or (iii) Indemnified Taxes.

(d)             No Double Recovery. Any Damages for which any Indemnitee is entitled to indemnification under Section 10.2(a) or Section 10.2(b), as applicable, shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages allowing for recovery under more than one provision of this Agreement or as a result of inaccuracies in or breaches of more than one of the representations and warranties contained in this Agreement. No Indemnitee shall be entitled to indemnification under this Agreement for any Damages to the extent such Damages were already reflected or otherwise taken into account in the calculation of the Closing Consideration.

(e)             Effect of Indemnification Payments. To the extent permitted by applicable Legal Requirements, indemnification payments made pursuant to this Section 10 shall be treated by all parties as adjustments to the aggregate consideration paid in the Stock Purchase.

(f)              Tax Benefit. The amount of any Damages subject to indemnification by the Seller hereunder shall be calculated net of any tax benefit actually realized by the Purchaser Indemnitees for the year in which the Damages were incurred, sustained, or imposed.

10.4         No Contribution. Effective as of the Closing, Seller expressly waives, and acknowledges and agrees that it shall not have and shall not exercise or assert, any right of contribution, right of indemnity, right to reimbursement or advancement of expenses or other right or remedy against UAV, whether in such Person’s capacity as a securityholder, director, officer, manager, member, partner, Representative or otherwise, or pursuant to any Organizational Document of UAV, any applicable Legal Requirement, any Contract or otherwise, in connection with any indemnification, compensation or reimbursement obligation or any other liability to which such Person may become subject under or in connection with this Agreement or any other Transaction Document.

10.5         Notice of Claim. If any Purchaser Indemnitee or any Seller Indemnitee (as applicable, the “Indemnitee”) has incurred or sustained, or would reasonably be expected to sustain, Damages, for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10 (including in the case of a claim based on fraud, or any Third Party Claim), such Indemnitee may deliver a written notice of claim (a “Notice of Claim”) to Seller or Purchaser (as applicable, the “Indemnitor”). Each Notice of Claim shall: (i) contain a reasonably detailed description of the facts and circumstances relating to such Indemnitee’s claim for indemnification hereunder; (ii) if reasonably practicable, contain a good faith estimate of the total dollar amount of Damages which the Indemnitee has incurred or sustained, and/or would reasonably be expected to incur or sustain, based on documented evidence, and may be entitled to indemnification under this Section 10; and (iii) shall be delivered to the Indemnitor by the Indemnitee (A) in the case of a claim other than a Third Party Claim, as soon as reasonably practicable upon the Indemnitee incurring or sustaining such Damages, or at such time as Indemnitee would reasonably be expected to incur or sustain, Damages, (B) in the case of a Third Party Claim, as soon as reasonably practicable upon receipt of notice of such claim by the Indemnitee, or the Indemnitee otherwise becoming aware of such Third Party Claim and (C) together with copies of all written evidence thereof available to the Indemnitee, including, in the case of any Third Party Claim, a copy of any written complaint, claim, pleading or other allegation, or a reasonably detailed summary of any oral claim or allegation, by any third party in connection with such Third Party Claim. The Indemnitee’s failure to deliver a Notice of Claim in accordance with this Section 10.5 shall not relieve the Indemnitor of its indemnification obligations under this Section 10, except to the extent that the Indemnitor is actually prejudiced by reason of such failure.

10.6         Defense of Third Party Claims.

(a)    In the event of the assertion or commencement of a Third Party Claim (whether against UAV, Purchaser or any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, Purchaser shall have the right, at its election, to proceed with the defense of such Third Party Claim. If Purchaser so proceeds with the defense of any such Third Party Claim:

(i)             Seller shall make available to Purchaser any documents or other materials in Seller’s possession or control or in the control of any of Seller’s Representatives that may be necessary or otherwise relevant to the defense of such Third Party Claim;

(ii)            Purchaser shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if the Purchaser settles, adjusts or compromises any such Third Party Claim without the consent of Seller, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by Purchaser in connection with such Third Party Claim (it being understood that: (A) if Purchaser requests that Seller consent to a settlement, adjustment or compromise, Seller shall not unreasonably withhold, condition or delay such consent; and (B) the consent of Seller with respect to any settlement, adjustment or compromise of any such Third Party Claim shall be deemed to have been given unless Seller shall have objected within 20 days after a written request for such consent by Purchaser); and

(iii)          Seller shall have the right, at its expense, to participate in (but not control) the defense, settlement, adjustment and compromise of such Third Party Claim, and Purchaser shall consider in good faith any comments made by Seller in connection therewith.

(b)            If Purchaser does not elect to proceed with the defense of any such Third Party Claim, Seller may proceed with the defense of such Third Party Claim at the expense of Seller with counsel reasonably satisfactory to Purchaser; provided, however, that Seller may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Purchaser (it being understood that: (i) if Seller requests that Purchaser consent to a settlement, adjustment or compromise, Purchaser shall not unreasonably withhold, condition or delay such consent; and (ii) the consent of Purchaser with respect to any settlement, adjustment or compromise of any such Third Party Claim shall be deemed to have been given unless Purchaser shall have objected within 20 days after a written request for such consent by Seller). Purchaser shall give Seller prompt notice of the commencement of any Third Party Claim against Purchaser or UAV with respect to which Purchaser intends to demand indemnification from Seller; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under this Section 10 (except to the extent such failure prejudices the defense of such Third Party Claim).

(c)             Notwithstanding any other provision of this Agreement, the control of any Tax Proceeding in respect of UAV or Seller shall be governed exclusively by Section 6.3.

10.7          Direct Claim Procedure. During the 45-day period commencing upon delivery by an Indemnitee to the Indemnitor of a Notice of Claim (other than with respect to any Third Party Claim) (the “Dispute Period”), Indemnitee shall (and shall cause its Affiliates and Representatives to) allow the Indemnitor and its Representatives to conduct a reasonable investigation of the matter or circumstance alleged to give rise to such Notice of Claim, and whether and to what extent any amount is payable in respect of the matter or circumstance set forth in the Notice of Claim, and the Indemnitee shall (and shall cause its Affiliates and Representatives to) reasonably assist the Indemnitor’s reasonable investigation by giving such information and assistance (including, in the case where Seller is the Indemnitor, reasonable access to management personnel upon reasonable advance notice during normal business hours and the right to examine any accounts, existing documents or existing records) as the Indemnitor or any of its Representatives may reasonably request. If the Indemnitee and Indemnitor resolve any claim or matter set forth in the Notice of Claim, then they shall enter into a mutually agreeable settlement agreement memorializing the terms of such resolution.

10.8         Dispute Resolution. If the Indemnitee and Indemnitor are unable to resolve any claim or matter set forth in such Notice of Claim during the Dispute Period, then either the Indemnitee or the Indemnitor shall submit the dispute to final and binding arbitration in accordance with the Arbitration Rules of ADR Services, Inc. (the “Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section. The Parties agreed that any arbitration commenced pursuant to this Section shall be conducted in accordance with the Rules except and to the extent the Rules are superseded by the provisions of this Agreement. The arbitration shall be conducted in the county of Los Angeles, California or such other place as the Parties shall agree. The language of the arbitration shall be English. The Parties agree that a judgment may be entered on the panel’s award in any court of competent jurisdiction. The panel in reviewing any claim under this Agreement shall have the exclusive authority to determine any issues as to the arbitrability of any such claim or related disputes hereunder. In reaching a decision, the panel shall interpret, apply and be bound by this Agreement and by applicable law. The panel shall have no authority to add to, detract from or modify this Agreement or any applicable law in any respect. Any up-front costs of the panel shall be borne equally by the parties engaged in such dispute; provided, however, that the fees of the panel shall be paid and/or reimbursed in accordance with the decision of the panel. Except as otherwise provided in this Agreement, each Party shall bear its own costs incurred in connection with attorneys’ fees and related expenses. Nothing in this Agreement shall limit or in any way restrict the ability of any Party to seek injunctive or other equitable relief in a court or other judicial body of competent jurisdiction.

10.9         Exercise of Remedies. No Purchaser Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any claim for indemnification, compensation or reimbursement or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such claim for indemnification, compensation or reimbursement or the exercise of such other remedy. No Seller Indemnitee (other than Seller or any successor thereto or assign thereof) shall be permitted to assert any claim for indemnification, compensation or reimbursement or exercise any other remedy under this Agreement unless Seller (or any successor thereto or assign thereof) shall have consented to the assertion of such claim for indemnification, compensation or reimbursement or the exercise of such other remedy.

10.10       Tax Matters. The Seller and the Purchaser shall (and shall cause UAV and their Affiliates to) treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all U.S. federal, state, local and foreign income Tax purposes, unless otherwise required by Legal Requirements as mutually agreed in writing by the Purchaser and the Seller.

11.             MISCELLANEOUS PROVISIONS

11.1         Further Assurances. From and after the Closing, each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

11.2         Fees and Expenses. Subject to Sections 10 and 11.3, each party to this Agreement shall bear and pay all fees, costs and expenses to the extent that such fees, costs and expenses have been incurred or are incurred prior to the Closing by such party in connection with the Contemplated Transactions, including all fees, costs and expenses to the extent incurred by such party prior to the Closing in connection with or by virtue of: (a) the investigation and review conducted by Purchaser and its Representatives with respect to UAV’s business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (c) any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement; (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions and the obtaining of any Consent or Education Consent required to be obtained in connection with any of such transactions; and (e) the consummation of the Stock Purchase.

11.3         Attorneys’ Fees. If any action, suit or other legal proceeding arising out of or relating to this Agreement, the Stock Purchase, or any of the other Contemplated Transactions or the enforcement of any provision of this Agreement (other than with respect to a claim for indemnification, compensation or reimbursement pursuant to Section 10 that is brought and resolved in accordance with Section 10) is brought by one party against any other party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4         Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier; and (c) if sent by email, when sent, provided that (i) the subject line or body of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser:

Genius Group Limited

8 Amoy Street, #01-01

Singapore 049950

rogerjameshamilton@gmail.com

Attn: Roger James Hamilton

with a copy (which shall not constitute notice) to:

Hogan Marren Babbo & Rose, Ltd.

Attn. J. Michael Tecson, Esq.

321 N. Clark St.

Suite 1301

Chicago, Illinois 60654

If to Seller or UAV Property Company (or to UAV before the Closing):

44055 N. Sierra Highway

Lancaster, CA 93534

marco.johnson@uav.edu

Attn: Marco Johnson

with a copy (which shall not constitute notice) to:

Thompson Coburn LLP

Attn: Aaron D. Lacey, Esq.

One US Bank Plaza

St. Louis, Missouri 63101

11.5         Headings. The headings and subheadings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6         Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms of this Agreement.

11.7         Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California, as to all matters, including matters of validity, construction enforceability and performance.

11.8         Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective heirs, executors, personal representatives, successors and permitted assigns, if any. This Agreement shall inure to the benefit of Seller, the other Seller Indemnitees, Purchaser, the other Purchaser Indemnitees and the respective heirs, executors, personal representatives, successors and permitted assigns of the foregoing (if any). No party to this agreement may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the other parties to this Agreement; provided, that, (i) Purchaser may assign its rights and interests under this Agreement to any of the financing sources (or the agents for the financing sources) as collateral security without the consent of Seller, and (ii) following the Closing each of Purchaser and Seller may freely assign any of its rights under this Agreement (including its rights under Section 10), in whole or in part, to any Affiliate of such party without obtaining the consent or approval of any other party hereto; provided, that, for the avoidance of doubt, any such assignment shall not relieve the assigning party of any obligation under this Agreement. Any attempted assignment or delegation in violation of this Section 11.8 shall be null and void.

11.9         Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.10       Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or any of the Contemplated Transactions.

11.11       Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

11.12       Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Legal Requirements.

11.13       Parties in Interest. Except for the rights of the Indemnitees under Section 10, which are intended to be for the benefit of, and may be enforced by, the Indemnitees, and the rights of each of the Purchaser Related Parties and the Seller Related Parties under Section 9.3(b), which are intended to be for the benefit of, and may be enforced by, the Purchaser Related Parties and the Seller Related Parties, respectively, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than Purchaser, Seller, UAV and their respective successors and permitted assigns (if any).

11.14       Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.15       Disclosure Schedule. The Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered section relate to and qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another section of the Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation or warranty in this Agreement. Headings have been inserted on each section of the Disclosure Schedule for convenience of reference only and shall not to any extent have the effect of amending or changing the express terms of this Agreement. In disclosing the information in the Disclosure Schedule, neither Seller nor UAV waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed thereof.

11.16       Construction.

(a)             For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)             Any obligation or liability of Seller under this Agreement shall be construed to mean the joint and several obligation or liability of both Marco Johnson and Sandra Johnson.

(c)             Except as otherwise indicated, all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively. Any Contract, instrument or statute defined or referred to in this Agreement or in Exhibit A means such Contract, instrument or statute, in each case as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract or instrument defined or referred to in this Agreement or in Exhibit A shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement or in Exhibit A shall include all rules and regulations promulgated thereunder. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

By:	/s/ Sandra Johnson
SANDRA JOHNSON

STOCK PURCHASE AGREEMENT SIGNATURE PAGE

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

By:	/s/ Marco Johnson
MARCO JOHNSON

STOCK PURCHASE AGREEMENT SIGNATURE PAGE

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

UNIVERSITY OF ANTELOPE VALLEY, INC.,
a California corporation

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

STOCK PURCHASE AGREEMENT SIGNATURE PAGE

Solely with respect to Section 1.2(b) herein:

UNIVERSITY OF ANTELOPE VALLEY, LLC,
a California limited liability company

By:	/s/ Sandra Johnson
Name: Sandra Johnson
Title: Secretary

STOCK PURCHASE AGREEMENT SIGNATURE PAGE

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

GENIUS GROUP LIMITED,
a Singapore corporation

By:	/s/ Roger James Hamilton
Name: Roger Hamilton
Title: Founder and Director

STOCK PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2020 Target Revenue” means an amount equal to $13,260,000.

“2021 Total Revenue” means the total income reported on line 6 as reported on UAV’s Tax Return for 2021.

“Accounting Principles” means GAAP applied on a basis consistent with the basis on which the Financial Statements were prepared (it being understood that if, in connection with the calculation of the aggregate dollar amount of any asset or liability of UAV, there is a conflict between any accounting method, standard, policy, practice or estimation methodology used to prepare the Financial Statements and GAAP, GAAP will govern), except that GAAP applied for purposes of the Accounting Principles shall include application of Accounting Standards Codification 606 issued by the Financial Accounting Standards Board.

“Accrediting Body” means any entity or organization, whether governmental or government-charted, private or quasi-private, including institutional and specialized programmatic accrediting agencies, which engages in the granting or withholding of accreditation of UAV or of educational programs provided by UAV in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of UAV or its programs, including without limitation WSCUC, and the Commission on Collegiate Nursing Education.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) the sale, license, sublicense or disposition of all or a material portion of UAV’s business or assets, including IP; (b) the grant, issuance, disposition or acquisition of (i) any membership interest or equity security of, or other equity interest in, UAV, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any membership interest or equity security of, or other equity interest in, UAV or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any membership interest or equity security of, or other equity interest in, UAV; or (c) any merger, amalgamation, plan or scheme of arrangement, consolidation, business combination, reorganization or similar transaction involving UAV.

“Adjusted Transaction Consideration Amount” means an amount equal to the Transaction Consideration Amount, minus $6,000,000.00 for the Closing Stock Consideration, and adjusted as set forth in the Closing Consideration Spreadsheet.

“Affiliate” means, with respect to any Person, (a) any member of such Person’s immediate family, (b) any trust of which such Person and/or a member of such Person’s immediate family is a trustee or material beneficiary and/or (c) any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” means the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Associate” means any (a) current or former director, manager, officer or other employee of UAV or (b) current or former individual independent contractor or consultant of UAV (regardless of whether such contractor or consultant is or was retained directly by UAV or by an entity wholly owned by such individual independent contractor or consultant).

“Bonus Closing Stock Consideration” means $6,000,000 in common shares of the Purchaser listed on the NYSE at the time the Bonus Closing Stock Consideration is paid to the Seller.

“Business Day” means any day other than: (a) a Saturday, Sunday or a federal holiday in the United States; or (b) a day on which commercial banks in California are authorized or required to be closed.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Balance Sheet” means a balance sheet of UAV as of the Closing prepared in accordance with GAAP applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Closing Cash Amount” means the sum of the aggregate dollar amount of the consolidated cash and cash equivalents (excluding the amount of outstanding and uncashed checks, and including the amount of deposits in transit) held by UAV as of 11:59 p.m. (Pacific Time) on the date immediate preceding the Closing Date, determined in accordance with the Accounting Principles.

“Closing Cash Consideration” means Twenty-Four Million and No 100/00 U.S. Dollars ($24,000,000.00) in cash.

“Closing Consideration” means (a) the Closing Cash Consideration, plus (b) the Closing Stock Consideration, plus (c) the Bonus Closing Stock Consideration, if any.

“Closing Consideration Spreadsheet” has the meaning assigned to such term in Section 1.5 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Debt Amount” means the sum (without duplication) of the aggregate dollar amount of Indebtedness outstanding immediately prior to the Closing (including, for the avoidance of doubt, the aggregate dollar amount payable pursuant to the Payoff Letters), determined in accordance with the Accounting Principles.

“Closing Stock Consideration” means $6,000,000 in “restricted” common shares of the Purchaser listed on the NYSE American at Closing, for the Stock, where all common shares in the Purchaser shall be issued at the pre-IPO valuation (currently, the estimated value per share is $42.86 per share) and have the same trading restrictions granted by Roger Hamilton or his affiliates on any listed shares.

“COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder and any similar Legal Requirement.

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, the Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Cohort Default Rate” has the meaning provided in 34 C.F.R. Part 668, Subpart N, and any successor provision.

“Confidential Information” means any information concerning the businesses and affairs of Purchaser or Seller, as applicable, that is not already generally available to the public.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Permit and excluding any Education Consent).

“Contaminants” has the meaning assigned to such term in Section 3.17(a) of the Agreement.

“Contemplated Transactions” means all transactions and actions contemplated by the Agreement (including the Stock Purchase, the binding of and/or issuance of the R&W Insurance Policy and, solely with respect to the representations and warranties set forth in Section 3.4, the Merger) and all transactions and actions contemplated by the agreements, plans and other documents entered into or delivered in connection with, or referred to in, the Agreement.

“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, including any: (a) to which UAV is a party; (b) by which UAV or any of its assets is or may become bound or under which UAV has, or may become subject to, any obligation; or (c) under which UAV has or may acquire any right or interest.

“Copyrights” has the meaning assigned to such term in the definition of “IP Rights.”

“COVID-19” means SARS-CoV-2.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Family First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Damages” includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Data” means any data stored or processed by or on behalf of UAV (including any Personal Data and any listing or other content displayed, distributed or made available on or through any Website or UAV Software or System, and any trade secret or confidential information of UAV or any of its customers or any other Person) and any other information, data or compilation thereof used by, and necessary for the conduct of the business of, UAV.

“Deductible Amount” has the meaning assigned to such term in Section 10.3(a) of the Agreement.

“Defect” has the meaning assigned to such term in Section 3.17(b) of the Agreement.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller and UAV, and prepared in accordance with Section 11.15 of the Agreement.

“Dispute Period” has the meaning assigned to such term in Section 10.7 of the Agreement.

“Documentation” has the meaning assigned to such term in Section 3.17(b) of the Agreement.

“Domain Names” has the meaning assigned to such term in the definition of “IP Rights.”

“Due Diligence” has the meaning assigned to such term in Section 7.8.

“ED” means the United States Department of Education and any successor agency administering Financial Assistance programs under Title IV.

“ED Abbreviated Pre-Acquisition Review Application” means the application to be filed by UAV with the ED prior to the Closing Date seeking ED’s advance review of the Contemplated Transactions in accordance with ED’s abbreviated pre-acquisition review process, as described in Volume 2, Chapter 5 of the Federal Student Aid Handbook for 2019-2020 and any amended or successor ED published guidance.

“ED Abbreviated Pre-Acquisition Review Notice” means the letter to be issued by ED prior to the Closing Date reflecting the results of ED’s review of the ED Abbreviated Pre-Acquisition Review Application.

“Education Agency” means any person, entity or organization, whether governmental, government-chartered, tribal, private, or quasi-private, that engages in granting or withholding Education Approvals for or otherwise regulates UAV and educational programs offered by UAV, in accordance with standards relating to the performance, operation, financial condition, or academic standards of UAV, or the provision of Financial Assistance by and to UAV or its students, including ED; any Accrediting Body; any State Education Agency; any agency that oversees UAV’s participation in a state authorization reciprocity agreements; and the Student and Exchange Visitor Program of the U.S. Department of Homeland Security.

“Education Approval” means any license, permit, authorization, certification, agreement, accreditation, or similar approval, material to UAV’ operations, issued or required to be issued by an Education Agency, including any such approvals (a) for UAV to operate and offer its educational programs in all jurisdictions in which it operates, including, as applicable, all jurisdictions where it offers educational programs online or through other distance education delivery methods, (b) for UAV to participate in any Financial Assistance program, or (c) for graduates of UAV’s educational programs to be eligible to seek to obtain certification or state licensure, or to take any examinations to seek to obtain such certification or licensure for any program, for which UAV has represented to students or prospective students that such program will enable students to seek to obtain such certification or licensure, in each case where such approval is material to UAV’s operations, but in all cases excluding any licenses or similar approval issued with respect to UAV’s employees on an individual basis.

“Education Compliance Date” means January 1, 2018.

“Education Consent” has the meaning assigned to such term in Section 3.13(r).

“Education Law” means any federal, state, municipal, foreign or other law, statute, regulation, order, binding Accrediting Body standard or other requirement applicable thereto, including without limitation the provisions of Title IV, and any regulations implementing or relating thereto, issued or administered by, or related to, any Education Agency.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, workers compensation, accidental death and dismemberment, voluntary employees beneficiary association plan and/or trust, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit plan, program, policy, fund, Contract, agreement, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting, personal services Contract or other compensation agreements, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign: (i) that is sponsored, maintained or contributed to by UAV or any ERISA Affiliate and which covers or benefits any current or former officer, employee, director, consultant, independent contractor, or other service provider of or to UAV (or any spouse, domestic partner, dependent or beneficiary of any such individual); or (ii) with respect to which UAV has (or could have) any Liability (including any contingent Liability).

“Employment Legal Requirements” means all Legal Requirements concerning hiring, termination, collective bargaining, labor relations, paid sick leave laws, vacation, immigration, fair credit reporting, compensation, pay equity, civil rights, labor relations, payment of wages, hours and overtime, reimbursement of business expenses, harassment, discrimination, retaliation in employment, reasonable accommodation, unfair competition, work breaks, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, social benefits contributions, severance pay, WARN, worker’s compensation, worker classification (including the proper classification of workers as independent contractors and employees as exempt or non-exempt under applicable Legal Requirements), paid or unpaid leaves of absences, privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

“Employment Tax” means the employer portion of any payroll or employment Tax relating directly or indirectly to or resulting directly or indirectly from any payment that is contingent upon or payable as a result of the Closing, the Stock Purchase or any of the other Contemplated Transactions (whether alone or in combination with any other event or circumstance), including any payment that constitutes an Expense described in clause “(d)” of the definition of Unpaid UAV Transaction Expense.

“End Date” has the meaning assigned to such term in Section 9.1(b) of the Agreement.

“Enforceability Exception” means the effect, if any, of: (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental and Safety Requirements” means, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of a Legal Requirement, all judicial and administrative orders and determinations, and all contractual obligations in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with UAV, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means Truist Bank, a North Carolina Banking Corporation.

“Escrow Agreement” means the escrow agreement entered into among Purchaser, Seller and the Escrow Agent attached hereto as Exhibit C to the Agreement.

“Escrow Deposit” is defined in the recitals of the Agreement.

“Expense” means any fee, cost, expense, payment or expenditure.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

“Financial Assistance” means any Title IV Program pursuant to which Title IV Program funding has been provided to, or on behalf of, UAV’s students on or after the Education Compliance Date; and any other government-sponsored student financial assistance program that has provided student financial assistance, tuition assistance, grants or loans to, or on behalf of, UAV’s students on or after the Education Compliance Date, in each case, only to the extent such financial assistance program represented at least 2% of the aggregate revenue of UAV in the most recently completed fiscal year.

“Financial Responsibility Composite Score” means the composite score as calculated by ED in accordance with 34 C.F.R. Sections 668.171(b)(1) and Section 668.172 and Appendix A to Subpart L of 34 C.F.R. Section 668 and any successor provision.

“Financial Statements” has the meaning assigned to such term in Section 3.5(a) of the Agreement.

“Fundamental Representations” means, collectively, the Seller Fundamental Representations and the Purchaser Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States.

“GAGAS” means Generally Accepted Government Auditing Standards in the United States.

“Governmental Entity” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, provincial, local, municipal, foreign or other government; (d) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any professional association or quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions, including any nationally recognized U.S. securities exchange, and excluding, in each case, any Education Agency.

“Hazardous Substance” means any hazardous or otherwise regulated substance, material or waste, chemical substance or mixture, pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos, polychlorinated biphenyl, noise, radiation, or any other substance, material or waste for which liability or standards of conduct may be imposed pursuant to Environmental and Safety Requirements.

“HEA” means the Higher Education Act of 1965, as amended (20 U.S.C. § 1001 et seq.), and any amendments or successor statutes thereto, and any implementing regulations.

“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, including (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (b) the face amount of all letters of credit issued for the account of such Person, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens on that Person’s rights or property (other than Permitted Liens), (d) capitalized lease obligations, (e) all guarantees and similar obligations of such Person, (f) all accrued interest, fees, and charges in respect of any Indebtedness, (g) all prepayment premiums and penalties, and any other fees, expenses, indemnities, and other amounts payable as a result of the prepayment or discharge of any Indebtedness, (h) any obligation for any accrued or declared dividend or distribution by UAV unpaid as of 11:59 p.m. (Pacific Time) on the date immediately preceding the Closing Date; (i) any premium, penalty, fee, expense, breakage cost or change of control payment required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of any of the Contemplated Transactions; and (j) any amount received by such person as Emergency Relief Funds under the Coronavirus Aid, Relief, and Economic Security Act to the extent not disbursed or utilized by such Person’s business in accordance with Legal Requirements.

“Indemnification Expiration Date” has the meaning assigned to such term in Section 10.1(a) of the Agreement.

“Indemnitee” has the meaning assigned to such term in Section 10.5 of the Agreement.

“Indemnitor” has the meaning assigned to such term in Section 10.5 of the Agreement.

“Information Privacy and Security Laws” means any applicable Legal Requirement or guidance issued by a Governmental Entity (including related to surveillance, espionage or national security) and all regulations promulgated and guidelines issued by Governmental Entities thereunder concerning the privacy, data protection, or Processing of Protected Information, each as updated from time to time.

“Information Security Incident” means any actual or reasonably suspected (a) compromise (meaning loss) of the security, confidentiality, or integrity of Protected Information; (b) unauthorized access or acquisition, or unauthorized or unlawful Processing, or any misuse, disclosure or destruction of Protected Information; or (c) unauthorized intrusion into, control of, access to, modification of, or use of any System that is used by UAV to secure, defend, protect, or Process any Protected Information.

“Insider Receivable” means any amount owed (including any Indebtedness) to UAV by any Associate, Seller or any Affiliate of Seller (other than advances and loans to employees, independent contractors and consultants of UAV made in the ordinary course of business).

“Institution” means that proprietary institution of higher education known as University of Antelope Valley as identified by ED Office of Postsecondary Education Identification Number 00342750.

“IP” means collectively all IP Licenses, IP Rights, and embodiments of IP Rights (whether tangible or intangible and in any form or media) including (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, operating, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) specifications, designs, models, devices, prototypes, schematics and development tools; (d) Software, websites, presentations, articles, course materials and course descriptions, marketing materials, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; and (e) data, databases and other compilations and collections of data or information.

“IP Licenses” means any Contract pursuant to which UAV is authorized to, has been granted any right or license under, or is otherwise permitted to access or exploit any other Person’s IP, including (a) any Software license, Patent license, Copyright license, or Trademark license; (b) any covenant not to assert any IP Rights; and (c) any Contract pursuant to which UAV obtains a right to access or exploit a Person’s IP in the form of services, such as a software-as-a-services Contract or a cloud services Contract.

“IP Rights” means, collectively, any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to intellectual property, including: (a) patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof (collectively “Patents”); (b) copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated) (collectively “Copyrights”); (c) trademarks, service marks, certification marks, collective marks, logos and design marks, trade dress, trade names, corporate or company names, fictitious and other business names, or brand names, registered and/or in use, together with all goodwill associated with any of the foregoing (collectively “Trademarks”); (d) domain names, uniform resource locators, social media handle, user name, or account identifier and other names and locators associated with the internet (collectively “Domain Names”); (e) mask works; (f) Confidential Information (including trade secrets) and rights to limit the use or disclosure thereof by any person; (g) privacy or publicity rights; (h) databases and data collections; (i) all other rights that are equivalent or similar to the rights referred to in clauses (a)-(h); (j) rights in or relating to applications, registrations, and renewals for any of the rights referred to in clauses (a)-(i); and (k) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriations of any of the rights referred to in clauses (a)-(j).

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a particular fact or matter means the if (a) such individual has actual knowledge of such fact or other matter, or (b) would have actual knowledge of such fact or other matter after reasonable investigation. UAV shall be deemed to have “Knowledge” of a particular fact or other matter if Sandra Johnson, Marco Johnson or Dr. Barry Ryan is deemed to have Knowledge of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if Sandra Johnson or Marco Johnson is deemed to have Knowledge of such fact or other matter.

“Latest Financial Statements” has the meaning assigned to such term in Section 3.5(a) of the Agreement.

“Leased Real Property” has the meaning assigned to such term in Section 3.8(b) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, ordinance, code, edict, Order, rule, regulation or requirement issued, enacted, adopted, promulgated, entered, implemented or otherwise put into effect by or under the authority of any Governmental Entity, excluding any Education Law.

“Liability” means any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, license, possessory interest, conditional sale or other title retention arrangement, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) has had, or would reasonably be expected to have, a materially adverse effect on the business, condition, assets (including, capitalization, IP, liabilities, operations, results of operations or financial performance of UAV (taken as a whole); provided, however, that the following shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) any changes in (A) the economy or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally; (ii) any change in applicable Legal Requirements or Education Laws (or, in each case, the interpretation thereof) occurring after the date of the Agreement; or (iii) any change in GAAP occurring after the date of the Agreement; (iv) the negotiation, execution, announcement or consummation of the Contemplated Transactions in accordance with the terms hereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (v) any pandemic (including the COVID-19 pandemic), hurricane, tornado, flood, earthquake or other natural disaster; (vi) the taking of any action consented to in writing by Purchaser or the failure to take any action for which consent in writing was sought from Purchaser in writing pursuant to this Agreement but was withheld); (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any existing hostilities, act of war, sabotage, terrorism or military actions; (viii) the public announcement or pendency of the Contemplated Transactions in accordance with the terms hereof; or (ix) any failure by UAV to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations (provided that the underlying causes giving rise or contributing to any such failure may, if they are not otherwise excluded from the definition of Material Adverse Effect by another exception in clauses (i) through (viii), be taken into account in determining whether an Effect has had, or would reasonably be expected to have, a Material Adverse Effect); except, in the cases of the forgoing clauses “(i),” “(ii),” “(iii),” “(v)” and “(vii)” to the extent such changes have had or would reasonably be expected to have a materially disproportionate adverse effect on UAV (taken as a whole) relative to other participants in the industries in which UAV operate.

“Material Contracts” has the meaning assigned to such term in Section 3.12(b) of the Agreement.

“Material Supplier” has the meaning assigned to such term in Section 3.26(a) of the Agreement.

“Most Recent Balance Sheet” has the meaning assigned to such term in Section 3.5(c) of the Agreement.

“Negotiation Period” has the meaning assigned to such term Section 9.2(b) of the Agreement.

“Notice of Claim” has the meaning assigned to such term in Section 10.5 of the Agreement.

“NYSE” means the New York Stock Exchange American.

“Open Source License” means an agreement that: (a) licenses Software or other material as “free software” or “open source software”; and/or (b) is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses may include, among others, all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License). “Open Source License” may also include licenses that impose obligations commonly known in the software industry as “Copyleft,” i.e. that require or that condition any licensed rights upon (i) the disclosure, distribution or licensing of any Software (other than such item of Software in its unmodified form) in Source Code form and/or without charge; (ii) a requirement that another Person be permitted to access, modify, make derivative works of, or reverse-engineer any such Software; (iii) a requirement that such Software be redistributable by another Person.

“Order” means any order, writ, injunction, judgment, edict, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

“Organizational Document” means the certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, memorandum of association, certificate of association, certificate of designations, limited partnership agreement, limited liability company agreement, operating agreement or equivalent governing document of an Entity.

“Patents” has the meaning assigned to such term in the definition of “IP Rights.”

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permit” means any: (a) permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, variance, sanction, exemption, order, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement; or (b) right under any Contract with any Governmental Entity.

“Permitted Liens” means: (a) statutory liens to secure non-delinquent obligations to landlords, lessors or renters under leases or rental agreements; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements and Education Laws; (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (d) any minor imperfections of title or similar liens, charges or encumbrances, which individually or in the aggregate with other such imperfections, liens, charges and encumbrances, do not materially impair the value of the property subject to such imperfections, liens, charges or encumbrances or the use of such property in the conduct of the business of UAV; and (e) liens for Taxes that are not yet due and payable and for which adequate reserves have been established in accordance with GAAP.

“Person” means any individual, Entity or Governmental Entity.

“Personal Data” means (a) any information that specifically identifies, or is capable of identifying, any individual Person, whether a living or dead, including any information that could be associated with such individual, such as an address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number; (b) any data that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public financial information” or similar term under any Information Privacy and Security Law; and (c) any other information subject to the privacy laws of any jurisdiction applicable to UAV.

“Personal Property” means all of the machinery, equipment, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property owned, leased or used, or purported to be owned, leased or used, by UAV.

“Post-Closing Education Notices and Consents” means those notices to, and consents from, Education Agencies relating to the Contemplated Transactions as set forth on Section 7.3(a)(ii) of the Disclosure Schedule; provided, that a notice or consent described in Section 7.3(a)(ii) of the Disclosure Schedule shall be considered to have been made or obtained if the relevant Education Agency confirms in writing that the Contemplated Transactions do not constitute a change of ownership or control or other substantive change requiring consent of or notice to, or otherwise require consent of or notice to, such Education Agency.

“Post-Closing Tax Period” means any Tax period beginning on or after the day immediately following the Closing Date and, with respect to a Straddle Period, the portion of such taxable period after the Closing Date.

“Post-Signing Events” means any event, condition or circumstance occurring on or after the date of this Agreement and at or prior to the Closing that would cause any representation or warranty of the Seller or any of UAV to be untrue or inaccurate when viewing such representation or warranty as if it were made anew at Closing.

“PPP Loan” means that certain Promissory Note dated May 1, 2020, in the principal amount of $1,136,120.00 made by UAV, as borrower, in favor of Bank of America, NA, as lender.

“PPP Funds” has the meaning set forth in Section 5.2(a)(iii).

“Pre-Acquisition Review Letter of Credit” has the meaning assigned such term in Section 7.3(a)(iii).

“Pre-Closing Education Notices and Consents” means those notices to, and consents from, Education Agencies relating to the Contemplated Transactions as set forth on Section 7.3(a)(i) of the Disclosure Schedule; provided, that a notice or consent described in Section 7.3(a)(i) of the Disclosure Schedule shall be considered to have been made or obtained if the relevant Education Agency confirms in writing that the Contemplated Transactions do not constitute a change of ownership or control or other substantive change requiring consent of or notice to, or otherwise require consent of or notice to, such Education Agency.

“Pre-Closing Period” has the meaning assigned to such term in Section 5.1 of the Agreement.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period ending on the Closing Date.

“Privacy Policy” means each external or internal, past or present privacy policy of UAV, including any policy relating to (a) the privacy of users of such Website or UAV Software, (b) the data protection, processing, security, collection, storage, disclosure or transfer of any Protected Information, or (c) any Associate information.

“Private Education Loan” means any loan provided by a lender that is not made, insured or guaranteed under Title IV, is issued expressly for postsecondary educational expenses, and satisfies the definition of “private education loan” set forth at 34 C.F.R. Section 601.2.

“Process” means, for the purposes of Section 3.16, any operation or set of operations performed upon data or sets of data, whether or not by automated means, such as collection; recording; organization; structuring; storage; adaptation or alteration; retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available; alignment or combination; or restriction, erasure, or destruction.

“Program Participation Agreement” means a Program Participation Agreement issued by ED to the Institution, whether or not on a provisional basis.

“Protected Information” means any information that (a) is UAV Data; (b) is governed, regulated or protected by one or more Information Privacy and Security Law; (c) UAV receives from or on behalf of individual customers of UAV; (d) is subject to a confidentiality obligation; (e) is technology of UAV; or (f) is derived from Protected Information.

“Purchaser” has the meaning assigned to such term in the introductory paragraph of the Agreement.

“Purchaser Closing Certificate” has the meaning assigned to such term in Section 8.4 of the Agreement.

“Purchaser Closing Date Transaction” means any transaction engaged in by UAV on the Closing Date, which occurs after the Closing or at the direction of Purchaser, in each case, which is not contemplated by this Agreement or is outside the ordinary course of business, including any transaction engaged in by UAV in connection with the financing of any obligations of the Purchaser to make a payment under this Agreement.

“Purchaser Fundamental Representations” means: (a) the representations and warranties set forth in Section 4.1 (Standing), Section 4.2 (Authority and Due Execution), Section 4.6 (Valid Issuance), Section 4.7 (Non-reliance) and Section 4.9 (Brokers’ and Finders’ Fees); and (b) the representations and warranties set forth in the Purchaser Closing Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) the Representatives of Purchaser; and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence; provided, however, that Seller shall be deemed not to be a “Purchaser Indemnitee.”

“Purchaser Related Party” means: (a) each of the former, current or future equityholders, controlling persons, directors, officers, employees, agents, Representatives, managers, stockholders, Affiliates and assignees of Purchaser; (b) each of the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, stockholders, portfolio companies, Affiliates, affiliated (or commonly advised) funds and assignees of any Person referred to in clause “(a)”; and (c) each of the Representatives or former, current or future heirs, executors, administrators, trustees, successors and assigns of any Person referred to in clause “(a)” or “(b).”

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives. The term “Representatives” shall be deemed to include current and future “Representatives.”

“Rules” has the meaning assigned to such term in Section 10.8.

“Seller” has the meaning assigned to such term in the introductory paragraph of the Agreement.

“Seller Closing Certificate” has the meaning assigned to such term in Section 7.5 of the Agreement.

“Seller Fundamental Representations” means: (a) the representations and warranties set forth in Section 2.1 (Authority and Due Execution), Section 2.4 (Title and Ownership), Section 2.5 (Brokers’ and Finders Fees), Sections 3.1(a), 3.1(b) and 3.1(c) (Organizational Matters), Section 3.2 (Capitalization and Related Matters), Section 3.3 (Authority and Due Execution), Section 3.7 (Taxes) and Section 3.18 (Brokers’ and Finders’ Fees); and (b) the representations and warranties set forth in the Seller Closing Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Seller Indemnitees” means the following Persons: (a) Seller; (b) the Representatives of Seller; and (d) the respective successors, heirs, estates and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence; provided, however, that Purchaser shall be deemed not to be a “Seller Indemnitee.”

“Seller Related Party” means: (a) each Affiliate and assignee of Seller; (b) prior to the Closing, UAV; and (c) each of the Representatives or former, current or future heirs, executors, administrators, trustees, successors and assigns of any Person referred to in clause “(a)”.

“Seller Returns” has the meaning assigned to such term in Section 6.3(d).

“Software” means all computer programs, applications, platforms, and other software (including software as a service) and documentation (including user manuals and training materials) relating to any of the foregoing.

“Source Code” means computer software and code, in a form other than object code form, including: (a) related programmer comments and annotations, help text, data and data structures, instructions; and (b) procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

“State Education Agency” means any state educational licensing authority, agency, department, board or commission that (a) provides a license, certification, exemption or other authorization necessary for UAV (whether its main location, branch campus, additional location, satellite or other facility thereof) to provide or offer postsecondary education in that state, whether at a physical location, online or through other distance education delivery methods, or for UAV to conduct operations in that state, or (b) administers any Financial Assistance program at the state level.

“Stock” has the meaning assigned to such term in the recitals of the Agreement.

“Stock Purchase” has the meaning assigned to such term in the recitals to the Agreement.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Entity of UAV or another Person if UAV or such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors, managers, or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or ownership interests in such Entity.

“Systems” means computer, information technology and data processing systems, facilities and services used by UAV, including all Software, hardware, equipment, networks, communications facilities, websites, portals, platforms and related systems and services. Without limiting the foregoing, Systems include all learning management systems (LMS), student information systems (SIS), content management software (CMS), customer relationship management systems (CRM), procurement management software, and other managed IT services used by UAV.

“Tax” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, unclaimed property or escheatment, alternative or add on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not.

“Tax Benefit” means any reduction in Taxes payable to a Governmental Entity or any increase in any Tax refund (including any related interest) from a Governmental Entity.

“Tax Refund” means any refund of Taxes paid of UAV (whether in the form of cash received or a credit or offset against Taxes otherwise payable).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Notice” has the meaning assigned to such term in Section 9.2(a).

“Third Party Claim” means the assertion or commencement (other than by any Purchaser Indemnitee or Seller Indemnitee) of any claim (including any proceeding before an Education Agency) or Legal Proceeding (whether against UAV, Purchaser, Seller or any other Person) with respect to which Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 10.

“Title IV” means Chapter 28, Subchapter IV of the HEA, and any amendments or successor statutes thereto.

“Title IV Letter of Credit” means a letter of credit required by ED to enable UAV to satisfy ED’s requirements of financial responsibility necessary for its continued eligibility to participate in the Title IV Programs.

“Title IV Program” means any program of federal student Financial Assistance authorized pursuant to Title IV of the HEA.

“Trademarks” has the meaning assigned to such term in the definition of “IP Rights.”

“Transaction Consideration Amount” means an amount equal to (a) $30,000,000.00 (inclusive of the Closing Cash Consideration and Closing Stock Consideration), minus (b) the Closing Debt Amount, and minus (c) the aggregate dollar amount of Unpaid UAV Transaction Expenses.

“Transaction Deductions” means, without duplication, any items of loss or expense deductible by Seller or UAV for U.S. federal, state, or local income tax purposes arising out of or related to (a) amounts included in the computation of Unpaid UAV Transaction Expenses, or Indebtedness, in each case, as finally determined, and (b) any fees, expenses, and interest (including amounts treated as interest for U.S. federal, state, or local income tax purposes) that were paid or accrued on or prior to the Closing Date, incurred in connection with Indebtedness (or payment thereof) or included in the computation of Unpaid UAV Transaction Expenses, or Indebtedness, in each case, as finally determined.

“Transaction Documents” means, collectively, the Agreement, the Escrow Agreement, the Closing Consideration Spreadsheet, the ROFR/Option, the resignations described in Section 1.4(a)(iii) of the Agreement and each other agreement, certificate or document referred to in the Agreement or to be executed in connection with any of the Contemplated Transactions.

“Transfer Taxes” has the meaning assigned to such term in Section 6.3(b)

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“UAV” means UAV and all Subsidiaries of UAV.

“UAV IP” means any and all IP owned (in whole or in part), purported to be owned (in whole or in part) by or licensed for its exclusive use to UAV.

“UAV Software” means any Software owned or purported to be owned by UAV that is incorporated in, used to provide, or used in connection with UAV’s conduct of its business.

“Unpaid UAV Transaction Expense” means any Expense incurred or borne by or on behalf of UAV, or to or for which UAV is or becomes subject or liable, in connection with any of the Contemplated Transactions (whether or not invoiced prior to the Closing) to the extent incurred prior to the Closing, including: (a) any unpaid Expense that is payable by UAV to legal counsel or to any financial advisor, investment banker, consultant, broker, accountant or other Person that performed services for or provided advice to UAV, Seller, or any other Representative of UAV, or who is otherwise entitled to any compensation or payment from UAV, in connection with any of the Contemplated Transactions; (b) any unpaid Expense described in Section 11.2; (c) any unpaid Expense that arises, or is triggered or becomes due or payable, as a result of, or in contemplation of, the consummation (whether alone or in combination with any other event or circumstance) of the Stock Purchase or any of the other Contemplated Transactions, including any change-in-control payment, severance Expense or sum that may become payable pursuant to any “single trigger” severance arrangement, bonus or similar payment and any Employment Tax thereon; and (d) any unpaid Expense incurred by or on behalf of Seller or any Representative of Seller, UAV or Seller in connection with or relating to the Agreement or any of the Contemplated Transactions or the process resulting in such transactions that UAV is or will be obligated to pay or reimburse at or after the Closing.

“Updated Schedules” has the meaning assigned to such term in Section 6.1(a).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any and all comparable Legal Requirements of all jurisdictions in which UAV maintains employees relating to “mass layoffs,” “termination,” “relocation” or any “plant closing.”

“Websites” means any public (e.g., internet) or private (e.g., intranet) website, mobile application, or online service that is owned, maintained, and/or operated at any time by or on behalf of UAV.

“WSCUC” means the WASC Senior College and University Commission, an institutional accrediting body recognized by the ED and the Council for Higher Education Accreditation.

EXHIBIT B

RIGHT OF FIRST REFUSAL/OPTION

OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT

This Option and Right of First Refusal Agreement (the “Agreement”) is entered into this           day of                , 2021 (“Effective Date”), by and between:

University of Antelope Valley, LLC, a California limited liability company (“UAV”), with an address of 44055 N. Sierra Highway, Lancaster, CA 93534, marco.johnson@uav.edu, c/o Marco Johnson,

AND

Genius Group Limited, a corporation organized under the laws of The Republic of Singapore (“Genius Group”), with an address of 8 Amoy Street, #01-01, Singapore 049950, rogerjameshamilton@gmail.com, c/o Roger James Hamilton.

WHEREAS, Genius Group, Sandra Johnson and Marco Johnson, individuals and residents of the State of California (the “Johnsons”), UAV (solely with respect to Section 1.2(b) of the Purchase Agreement), and University of Antelope Valley, Inc., a California corporation (“School”), entered into that certain Stock Purchase Agreement dated as of March 22, 2021, pursuant to which the Johnsons agreed to sell 100% of their stock in the School (which represented all the issued and outstanding stock of the School) to Genius Group (“Purchase Agreement”) on the Effective Date;

WHEREAS, UAV owns the parcels of real property commonly known as: (1) 45000 Valley Central Way, Lancaster, CA 93536, assessor parcel number 3153-015-040; and (2) 44049-44073 Sierra Highway, Lancaster, CA 93534, assessor parcel numbers 3132-013-005 and 3132-013-008 (collectively, the “Real Property”);

WHEREAS, in connection with the transaction contemplated by the Purchase Agreement and pursuant to Section 1.2(b) therein, UAV has agreed to grant Genius Group an option and a right of first refusal to purchase either or both of the parcels of Real Property in accordance with the terms herein set forth; and

WHEREAS, the parties hereto wish to enter into a formal agreement regarding the same.

NOW, THEREFORE, for and in consideration of the sum of One Thousand and 00/100 Dollars ($1,000.00), receipt of which is hereby acknowledged, and for other good and valuable consideration, and for the mutual promises exchanged herein and in the Purchase Agreement, and intending to be legally bound, the parties hereto agree as follows:

1.       The term of this Agreement shall begin on the Effective Date, and end at 12:00 a.m. Pacific Time on the date that is the 2nd year anniversary date of the Effective Date, unless sooner terminated or extended by in writing, signed by all parties hereto (“Term”).

2.       During the Term, UAV hereby grants to Genius Group an option to purchase either or both of the parcels of Real Property at an agreed upon price to be determined by good faith negotiations based on fair market value appraisals obtained by the parties (“Option”). For avoidance of doubt, Genius Group does not have to purchase both parcels of Real Property if it exercises its Option; Genius Group may exercise its Option as to one or both parcels of Real Property, in its sole discretion. To the extent the parties are unable to agree on a purchase price for any parcel of Real Property, after good faith negotiations for a period of not less than thirty (30) days, UAV shall have the ability to offer one or both of the parcels of Real Property for purchase to a third party or the public. In the event UAV makes such an offer to a third party or the public, then Genius Group will have the Right of First Refusal defined below.

3.       In addition to the Option, during the Term, UAV hereby grants to Genius Group a right of first refusal to purchase either or both of the parcels of Real Property (the “Right of First Refusal”) as follows:

  a)       UAV shall deliver to Genius Group written notice of any bona fide, third party offer to purchase either parcel of Real Property (“Real Property Offer”) including the purchase price, the closing date, and a draft purchase contract signed by the third party (“Real Property Offer Notice”).

  b)       Upon delivery of a Real Property Offer Notice to Genius Group, it shall have fifteen (15) business days (“Review Period”) to deliver to UAV written notice of Genius Group’s intent to purchase the parcel or parcels of Real Property upon the terms and conditions of the Real Property Offer together with proof of readily available funds to timely close the transaction (“ROFR Acceptance”).

  c)       If, on or before the last day of the Review Period, Genius Group delivers to UAV a ROFR Acceptance, then UAV and Genius Group shall work together in good faith to secure the timely closing of the parcel or parcels of Real Property in accordance with those terms and conditions.

  d)       In the event Genius Group and UAV do not enter into a binding written agreement within thirty (30) days following Genius Group’s delivery of a ROFR Acceptance, then the Right of First Refusal shall automatically be waived and terminated with respect to the affected Real Property. In such event, UAV shall proceed with the sale to the third party on the terms and conditions specified in the Real Property Offer Notice. If the sale of the affected Real Property does not close on the terms and conditions in the Real Property Offer Notice, then the process for the Right of First Refusal shall begin again.

  e)       If Genius Group does not deliver to UAV written notice of Genius Group’s intent to exercise its Right of First Refusal on or before the last day of the Review Period, then the Right of First Refusal shall automatically be waived and terminated with respect to the affected parcel or parcels of Real Property, and UAV shall proceed with the sale to the third party on the terms and conditions specified in the Real Property Offer Notice.

4.       The parties expressly agree that the Right of First Refusal shall be binding on and inure to the benefit of the parties hereto, their respective successors in interest and assigns, except it is specifically understood and agreed that this Right of First Refusal is exclusive in nature to Genius Group, may not be assigned by it, except with the mutual consent of UAV, may not be pledged as collateral by it, or be subject to any attachment or lien by any creditor, and may only be exercised by Genius Group and its authorized representatives, and shall terminate pursuant to the terms herein without further action by the parties hereto, unless extended by mutual agreement of the parties in a subsequent written agreement.

5.       If any provision in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provision of this agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement. This Agreement, together with any related documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws provisions.

6.       Unless otherwise provided by applicable law, any notice required to be delivered under this Agreement shall be delivered in writing, and shall be deemed delivered on the date: actually delivered if in person; transmitted if sent by email (unless otherwise required by law), with proof of transmission retained, on or before 5:00 p.m. Pacific Time on a business day, or on the next business day if transmitted after such time; that is the next business day after being deposited with a nationally recognized overnight courier, in each case, directed to the address shown at the beginning of this Agreement. Any party may change its address for notice under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notices is to change the party’s address. For notice purposes, each party agrees to keep the other informed at all times of their respective current addresses.

7.       The parties agree that this Agreement may be recorded against the Real Property in the appropriate office of the registrar, recorder, or clerk for the county in which the Real Property is located in the State of California.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, and for other good and valuable consideration recited herein, have executed this Agreement as of the Effective Date.

WITNESS:	University of Antelope Valley, LLC

By:
Marco Johnson, Authorized Manager

WITNESS:	Genius Group Limited

By:
Roger James Hamilton, CEO

EXHIBIT C

ESCROW AGREEMENT

See attached.

EXHIBIT D

STOCK ASSIGNMENT CERTIFICATE

ASSIGNMENT OF STOCK

FOR VALUE RECEIVED, Marco Johnson, an individual, hereby sells, assigns and transfers as of the effective date below, to Genius Group Limited, a corporation organized under the laws of The Republic of Singapore,            shares of common stock of University of Antelope Valley, Inc., a California corporation (“UAV”), represented by Certificate Number:                              , attached hereto, standing in the name of the undersigned on the books of UAV.

Effective Date:                             , 2021.

MARCO JOHNSON

ASSIGNMENT OF STOCK

FOR VALUE RECEIVED, Sandra Johnson, an individual, hereby sells, assigns and transfers as of the effective date below, to Genius Group Limited, a corporation organized under the laws of The Republic of Singapore,              shares of common stock of University of Antelope Valley, Inc., a California corporation (“UAV”), represented by Certificate Number:                            , attached hereto, standing in the name of the undersigned on the books of UAV.

Effective Date:                            , 2021.

SANDRA JOHNSON